As filed with the Securities and Exchange Commission on July 6, 2004
                                                  Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          AMERICHIP INTERNATIONAL INC.
                       (Name of Registrant in Our Charter)

                 NEVADA                                       3570                                    98-0339467
(State or Other Jurisdiction of Incorporation       (Primary Standard Industrial         (I.R.S. Employer Identification No.)
            or Organization)                        Classification Code Number)

           12933 W. 8 MILE ROAD                                                                      MARC WALTHER
             DETROIT, MI 48325                                                                  12933 W. 8 MILE ROAD
             (313)  341-1663                                                                     DETROIT,  MI 48325
  (Address  and  telephone number of Principal                                                      (313) 341-1663
Executive Offices and Principal Place of Business)                                      (Name, address and telephone number
                                                                                                 of agent for service)

                                    Copy to:
                              Ernest M. Stern, Esq.
                           Patricio E. Garavito, Esq.
                                Schiff Hardin LLP
                    1101 Connecticut Avenue, N.W., Suite 600
                             Washington, D.C. 20036
                                (202) 778-6400

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                 CALCULATION OF REGISTRATION FEE
========================================================================================== ==================== ====================
                                                                                            PROPOSED MAXIMUM
                                                                        PROPOSED MAXIMUM        AGGREGATE            AMOUNT OF
                 TITLE OF EACH CLASS OF              AMOUNT TO BE        OFFERING PRICE         OFFERING           REGISTRATION
               SECURITIES TO BE REGISTERED            REGISTERED         PER SHARE (1)          PRICE (1)               FEE
------------------------------------------------------------ ----------------------------- -------------------- --------------------
Common stock, par value $0.001 per share         81,119,403  Shares          $0.072               $5,840,597             $740.00
------------------------------------------------------------ ----------------------------- -------------------- --------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of July 1, 2004.

                             ----------------------

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                       Subject to completion, dated July 6, 2004


                          AMERICHIP INTERNATIONAL INC.
                        81,119,403 SHARES OF COMMON STOCK

      This prospectus relates to the sale of up to 81,119,403 shares of our common stock by certain persons who are, or will become, stockholders of AmeriChip. All of the shares of common stock are being offered for sale by the selling stockholders at prices established on the OTC Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. Our common stock is quoted on the OTC Bulletin Board under the symbol "ACHI." The last reported sale price of our common stock on the OTC Bulletin Board on July 2, 2004 was $0.07 per share.

      The selling stockholders consist of:

      o Cornell Capital Partners, L.P., which intends to sell up to 50,000,000 shares of common stock acquired pursuant to a Standby Equity Distribution Agreement with us, 2,985,075 received as a one-time commitment fee and up to an additional 27,985,074 shares of common stock underlying convertible debentures.

      o Newbridge Securities Corporation, which intends to sell up to 149,254 shares acquired pursuant to a Placement Agent Agreement.

      Cornell Capital is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock pursuant to the Standby Equity Distribution Agreement. Cornell Capital will pay AmeriChip 95% of the market price of our common stock. The 5% discount on the purchase of the common stock to be received by Cornell Capital will be an underwriting discount. In addition, Cornell Capital Partners, L.P. is entitled to retain 5.0% of the proceeds raised by us under the Standby Equity Distribution Agreement.

      We have engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge was paid a $10,000 placement agent fee, which is payable in shares of our common stock.

       THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

               PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.

      With the exception of Cornell Capital, which is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of our common stock under the Standby Equity Distribution Agreement, no underwriter or any other person has been engaged to facilitate the sale of shares of common stock in this offering. This offering shall terminate on or before two years after the date the SEC first declares this Registration Statement effective. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July 6, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.........................................................1
THE OFFERING...............................................................2
SUMMARY FINANCIAL INFORMATION..............................................3
RISK FACTORS...............................................................5
FORWARD-LOOKING STATEMENTS................................................10
SELLING STOCKHOLDERS......................................................11
DILUTION..................................................................13
STANDBY EQUITY DISTRIBUTION AGREEMENT.....................................14
PLAN OF DISTRIBUTION......................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.................18
DESCRIPTION OF BUSINESS...................................................20
MANAGEMENT................................................................25
LEGAL PROCEEDINGS.........................................................28
PRINCIPAL SHAREHOLDERS....................................................28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................30
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
COMMON EQUITY AND OTHER SHAREHOLDER MATTERS...............................31
DESCRIPTION OF SECURITIES.................................................32
EXPERTS...................................................................33
LEGAL MATTERS.............................................................33
AVAILABLE INFORMATION.....................................................33
FINANCIAL STATEMENTS.....................................................F-1

--------------------------------------------------------------------------------

      Our audited financial statements for the fiscal year ended November 30, 2003, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

                                   OUR COMPANY

      AmeriChip International Inc. ("AmeriChip") is a development stage company that holds a patented technology known as Laser Assisted Chip Control, the implementation of which results in efficient chip control management in industrial metal machining applications. We believe our technology provides substantial savings in machining costs of certain automobile parts thereby providing more competitive pricing approaches within the auto industry.

                                    ABOUT US

      Our principal office is located at 12933 W. 8 Mile Road, Detroit, Michigan 48325; telephone number (313) 341-1663.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are our stockholders. The selling stockholders consist of:

      o Cornell Capital Partners, L.P., which intends to sell up to 50,000,000 shares of common stock acquired pursuant to a Standby Equity Distribution Agreement with us, 2,985,075 received as a one-time commitment fee and up to an additional 27,985,074 shares of common stock underlying convertible debentures.

      o Newbridge Securities Corporation, which intends to sell up to 149,254 shares acquired pursuant to a Placement Agent Agreement.

      Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital shares of common stock for a total purchase price of up to $6.0 million. The amount of each advance is subject to a maximum advance amount of $250,000. Cornell Capital will purchase the shares of our common stock for a 5% discount to the prevailing market price of our common stock as determined pursuant to the Standby Equity Distribution Agreement. In addition, Cornell Capital is entitled to retain 5% of the proceeds raised by us under the Standby Equity Distribution Agreement and receive a one-time commitment fee of $210,000 payable by the issuance of common stock. This prospectus relates to the shares of our common stock to be issued under the Standby Equity Distribution Agreement and certain shares of common stock underlying convertible debentures. Cornell Capital intends to sell such shares at the then prevailing market price.

      Brokers or dealers effecting transactions in the shares being registered in this offering should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

COMMON STOCK OFFERED                81,119,403  shares by  selling  stockholders
                                    (the number of shares  being  registered  in
                                    this offering will  represent  approximately
                                    42.1%  of the  total  number  of  shares  of
                                    common   stock    outstanding   upon   their
                                    issuance).

OFFERING PRICE                      Market price.

COMMON STOCK OUTSTANDING
BEFORE THE OFFERING1                111,354,329 shares.

USE OF PROCEEDS                     We will  not  receive  any  proceeds  of the
                                    shares offered by the selling  stockholders.
                                    Any proceeds we receive from the sale of our
                                    common   stock  under  the  Standby   Equity
                                    Distribution Agreement will be used for general corporate purposes.

RISK FACTORS                        The securities offered hereby involve a high
                                    degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER
BULLETIN BOARD SYMBOL               ACHI

------------
1 This table excludes outstanding options and warrants, which, if exercised or converted into shares of common stock, would result in AmeriChip issuing an additional 300,000 shares of common stock.

                          SUMMARY FINANCIAL INFORMATION

      The following information was taken from AmeriChip's financial statements for the three-month periods ended February 29, 2004 (unaudited) and February 29, 2003 (unaudited) and the years ended November 30, 2003 (audited) and November 30, 2002 (audited) appearing elsewhere in this filing. This information should be read in conjunction with such financial statements and the notes thereto. In management's opinion all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included.

                                               FOR THE            FOR THE
                                            THREE MONTHS        THREE MONTHS
                                               ENDED               ENDED             FOR THE             FOR THE
                                            FEBRUARY 29,        FEBRUARY 28,        YEAR ENDED          YEAR ENDED
                                               2004                2003          NOVEMBER 30, 2003   NOVEMBER 30, 2002
                                            (UNAUDITED)         (UNAUDITED)          (AUDITED)           (AUDITED)
                                           ------------        ------------        ------------        ------------
STATEMENT OF OPERATION DATA:
Revenues                                   $          0        $          0        $          0        $          0
                                           ------------        ------------        ------------        ------------
     Total Operating Expense                    690,392              16,236           1,800,889              14,572
                                           ------------        ------------        ------------        ------------

   Loss from Operations                        (690,392)            (16,236)         (1,800,889)            (14,572)

Other Income (Expense)
   Interest expense                              (4,500)                 --             (15,000)                 --
                                           ------------        ------------        ------------        ------------

     Total Other Income (Expense)                (4,500)                 --             (15,000)                 --
                                           ------------        ------------        ------------        ------------

   Loss Before Taxes                           (694,892)            (16,236)         (1,815,889)            (14,572)
   Losses Allocated to Minority
     Interest in Subsidiary                          --                  --                  --               2,914
   Income Taxes                                      --                  --                  --                  --
                                           ------------        ------------        ------------        ------------

   Net Loss                                $   (694,892)       $    (16,236)       $ (1,815,889)       $    (11,658)
                                           ============        ============        ============        ============
     Basic and Diluted Net Loss
     Per Common Share                      $      (0.01)       $        nil        $      (0.02)       $        nil
                                           ============        ============        ============        ============
     Basic and Diluted
     Weighted Average Number of
     Common Stock Shares Outstanding         87,450,000          60,000,000          75,460,833          60,000,000
                                           ============        ============        ============        ============

                                                           FEBRUARY 29,      FEBRUARY 28,
                                                              2004             2003        NOVEMBER 30, 2003   NOVEMBER 30, 2002
                                                           (UNAUDITED)       (UNAUDITED)        (AUDITED)         (AUDITED)
                                                           -----------       -----------       -----------       -----------
BALANCE SHEET DATA:
Assets
     Total Assets                                          $    47,816       $        59       $    28,923       $    33,430
                                                           ===========       ===========       ===========       ===========
Liabilities

     Total Current Liabilities                                 607,756            73,477           990,753            16,371
                                                           -----------       -----------       -----------       -----------
Minority Interest in Subsidiary                                  3,413             3,413             3,413             3,413

       Total Stockholders' Equity (Deficit)                   (563,353)          (73,418)         (965,243)           13,646
                                                           -----------       -----------       -----------       -----------

       Total Liabilities And Stockholders' Deficit         $    47,816       $        59       $    28,923       $    33,430
                                                           ===========       ===========       ===========       ===========

                                  RISK FACTORS

      We are subject to various risks that may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

      We have historically lost money. In the three months ended February 29, 2004, we sustained net losses of $694,892. In the year's ended November 30, 2003 and November 30, 2002, we sustained net losses of $1,815,889 and $14,572, respectively. Future losses are likely to occur. Accordingly, we may experience liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

      We have had several major shifts in our business strategy. Until February, 2003, we were in the business of mineral exploration. In February, 2003, we acquired the AmeriChip Laser Assisted Chip Control technology through the acquisition of AmeriChip Ventures, Inc. At that time, we shifted our focus away from mineral exploration to the implementation of our technology which is designed to result in efficient chip control management in industrial metal machining applications. We have a limited operating history upon which to evaluate our business plan and prospects. We have not sold any of our services or products commercially. If we are unable to draw down on the Standby Equity Distribution Agreement provided by Cornell Capital or find alternative financing on commercially reasonable terms, or generate revenue from the sales of our products and services, we could be forced to curtail or cease our operations.

      We have never generated any revenues from operations. If we do not begin generating revenues, we may have to cease operations. At November 30, 2003, we had an accumulated deficit of $1,835,898. In order to become profitable, we will need to generate revenues to offset our cost of research and development and general and administrative expenses. We may not achieve or sustain our revenue or profit objectives and our losses may increase in the future and ultimately, we may have to cease operations.

      Our operating results are impossible to predict because we have not begun operations. As a result, we cannot determine if we will be successful in our proposed plan of operation. Our operations have been limited to developing our technology. Accordingly, we cannot determine what the future holds for our proposed plan of business. As such an investment in our business is extremely risky and could result in the entire loss of your investment.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS

      Unless we can become profitable with the existing sources of funds we have available and our sales efforts, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to expand our business. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable operations we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN DUE TO RECURRING LOSSES AND WORKING CAPITAL SHORTAGES, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

      The  report  of our  independent  accountants  on our  February  29,  2004 financial statements, as noted in Note 2 and our November 30, 2003 financial statements, as noted in Note 2 each included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to our recurring losses from operations.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

      An evaluation of our business is difficult because we have no operating history. We face a number of risks encountered by companies in our sector, including:

      o Our need to introduce reliable technology that meets the needs of customers

      o Our need to rapidly increase our marketing, sales and support organizations, as well as our distribution channels;

      o Our capacity to anticipate and respond to market competition and technological change;

      o     The uncertainty of market acceptance of our service;

      o     Our need to manage growing operations;

WE HAVE BEEN A DEVELOPMENT STAGE COMPANY AND HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE YOUR INVESTMENT DECISION

      Based on our limited operating history and sales, it is difficult or impossible for us to evaluate our operational and financial performance, or to make accurate predictions about our future performance. If we are unable to obtain additional external funding or generate revenue, we could be forced to curtail or cease our operations

WE WILL BE DEPENDING ON A LIMITED NUMBER OF THIRD PARTIES TO MANUFACTURE AND SUPPLY LASERS AND ROBOTICS. IF OUR SUPPLIERS DO NOT EXECUTE THEIR OBLIGATIONS, OR IF THEY STOP TO MANUFACTURE AND SUPPLY THIS EQUIPMENT CRITICAL FOR THE IMPLEMENTATION OF THE LASER ASSISTED CHIP CONTROL, WE MAY NOT BE ABLE TO FIND OTHER SUPPLIERS OR OPERATE OUR BUSINESS

      We rely on limited suppliers for a number of the key components required to implement our process. We do not have long-term agreements with any of our suppliers. If our agreements with these suppliers were terminated or expired, if we were unable to obtain adequate supply of lasers and robotics critical for our process, if the quality of these products was to be inadequate, or if the terms for supply of these products became commercially unreasonable, our search for additional or alternate suppliers could result in significant delays, added expense and our inability to maintain or expand our business. Any of these events could require us to take unforeseen actions or devote additional resources to provide our products and services and could harm our ability to compete effectively.

IF WE CANNOT DELIVER THE FEATURES AND FUNCTIONALITY OUR CUSTOMERS DEMAND, WE WILL BE UNABLE TO ATTRACT CUSTOMERS

      Our future success depends upon our ability to determine the needs of our customers to design and implement products that meet their needs in a cost efficient manner. We cannot assure you that we will be able to successfully determine customer requirements or that our current or future services will adequately satisfy customer demands.

MANAGEMENT AND DIRECTORS OF THE COMPANY HAVE A SIGNIFICANT PERCENTAGE OF THE FULLY DILUTED NUMBER OF COMMON SHARES AND SUCH CONCENTRATION OF OWNERSHIP MAY HAVE THE EFFECT OF DELAYING OR PREVENTING A CHANGE OF CONTROL OF OUR COMPANY

      As a result, these management and director equity holders will have significant influence in matters requiring stockholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of the Company's assets, and the control of the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our Company, impeding a merger, consolidation, takeover or other business combination involving the Company or discouraging a potential acquirer from attempting to obtain control of the Company.

WE MAY NOT BE ABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD HARM OUR BUSINESS BY MAKING IT EASIER FOR OUR COMPETITORS TO DUPLICATE OUR SERVICES

      Our success depends on our ability to protect our proprietary rights to the technologies used to implement and operate our services in Canada, the U.S. and in foreign countries. In the event that a third party breaches the confidentiality provisions or other obligations in one or more of our agreements or misappropriates or infringes on our intellectual property or the intellectual property licensed to us by third parties, our business would be seriously harmed. To protect our proprietary rights, we rely on a combination of trade secrets, confidentiality agreements and other contractual provisions and agreements, copyright and trademark laws, which afford AmeriChip limited protection. The measures we take to protect our proprietary rights may not be adequate.

WE MAY NOT EFFECTIVELY MANAGE THE GROWTH NECESSARY TO EXECUTE OUR BUSINESS PLAN, WHICH COULD ADVERSELY AFFECT THE QUALITY OF OUR OPERATIONS AND OUR COSTS

      In order to achieve the critical mass of business activity necessary to successfully execute our business plan, we must significantly increase the number of strategic partners and customers that use our technology. This growth will place significant strain on our personnel, systems and resources. We also expect that we will continue to hire employees, including technical, management-level employees, and sales staff for the foreseeable future. This growth will require us to improve management, technical, information and accounting systems, controls and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth. We cannot be sure that we will manage our growth effectively, and our failure to do so could cause us to reduce or cease operations.

      We depend on recruiting and retaining qualified personnel and our inability to do so would seriously harm our business. Because of the technical nature of our services and the market in which we compete, our success depends on the continued services of our current executive officers and our ability to attract and retain qualified personnel with significant expertise. New employees generally require substantial training, which requires significant resources and management attention. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN INCREASED PRODUCT COSTS AND OPERATING EXPENSES

      We expect to have suppliers that are located outside Canada and the United States. Accordingly, we could be subject to fluctuations in the value of the Canadian and U.S. dollars which fluctuations are difficult to predict and can cause us to incur currency exchange costs. We cannot predict the effect of exchange rate fluctuations on our future operating results.

AN INVESTMENT IN OUR COMPANY MAY BE DILUTED

      We may issue a substantial number of shares of our common stock without investor approval. Any such issuance of our securities in the future could reduce an investor's ownership percentage and voting rights in our company and further dilute the value of your investment.

                         RISKS RELATED TO THIS OFFERING

NEW SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT

      Cornell Capital may convert its convertible debenture into shares of our common stock and Cornell Capital may purchase shares of our common stock under the Standby Equity Distribution Agreement, which purchase price is effectively at a 5% discount to the market price. The subsequent sale of such shares by Cornell Capital could cause significant downward pressure on the price of our common stock. This is especially the case if the shares being placed into the market exceed the market's demand for our common stock. As the stock price of our common stock declines, Cornell Capital will be entitled to receive an increasing number of shares under the Standby Equity Distribution Agreement and convertible debenture. The sale of such increasing number of shares by Cornell Capital could cause further downward pressure on the stock price to the detriment and dilution of existing investors, as well as investors in this offering.

      Further, there is no maximum number of shares we might be required to issue under securities with market-price based conversion or exercise prices, such as securities issued in connection with the Standby Equity Distribution Agreement and the related convertible debenture, except for the 9.9% limitation on Cornell Capital's ownership interest in AmeriChip at any one time. However, over time, Cornell Capital may acquire and sell a number of shares that far exceeds this limit, through the continual purchase and sale of shares.

      To illustrate the dilution that may result from the purchase of shares under the Standby Equity Distribution Agreement, assuming an offering price of $0.07 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.054 per share. Dilution per share at prices of $0.05, $0.06, $0.08 and $0.09 per share would be $0.037, $0.046, $0.06 and
$0.067, respectively.

      As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount and to issue upon conversion of the convertible debentures. If our stock price is lower, then our existing stockholders would experience greater dilution.

UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT, CORNELL CAPITAL WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

      The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 5% discount to the lowest closing bid price for the five days immediately following the notice date and advance. In addition, Cornell Capital will retain 5% from each advance. These discounted sales could cause the price of our common stock to decline.

IF THE SELLING STOCKHOLDERS SELL PART OR ALL OF THEIR SHARES OF COMMON STOCK IN THE MARKET, SUCH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

      After this registration statement is declared effective by the Securities and Exchange Commission, the selling stockholders may sell in the public market all of the shares of common stock being registered in this offering. That means that up to 81,119,403 shares of common stock, the number of shares being registered in this offering, may be sold. The number of shares being registered in this offering represents approximately 42.1% of the total number of shares of common stock outstanding upon their issuance. Such sales may cause our stock price to decline.

IF THE SELLING STOCKHOLDERS SELL A MATERIAL AMOUNT OF COMMON STOCK THE SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR STOCK CAUSED BY THOSE SALES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE

      In many circumstances the provision of a Standby Equity Distribution Agreement or convertible debentures for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially true if the shares being placed into the market exceed the ability of the market to absorb the increased stock or if AmeriChip has not performed in such a manner to show that the equity funds raised will be used to grow AmeriChip. This could result in further downward pressure on the price of our common stock.

      Under the terms of our Standby Equity Distribution Agreement, we may request numerous draw downs. In addition, our outstanding convertible debentures are convertible at a discount to the market price of our common stock. As a result, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. Persons engaging in short-sales, sell shares that they do not own, and at a later time purchase shares to cover the previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short-sales. By contrast, a person owning a long position in a stock, such as an investor purchasing shares in this offering, first purchases the shares at the then prevailing market price. If the stock price declines while the person owns the shares, then upon the sale of such shares the person maintaining the long position will incur a loss, and the greater the decline in the stock price, the greater the loss which is incurred by the person owning a long-position in the stock. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so, which in turn may cause long holders of the stock to sell their shares, thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the price will decline. It is not possible to predict if the circumstances whereby short sales could materialize or to what extent the share price could drop.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

      Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

WE WILL NOT BE ABLE TO DRAW DOWN UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT IF THE INVESTOR HOLDS MORE THAN 9.9% OF OUR COMMON STOCK

      In the event Cornell Capital holds more than 9.9% of the then-outstanding common stock of our company, we may be unable to draw down on the Standby Equity Distribution Agreement. Currently, Cornell Capital has beneficial ownership of 2.7% of our common stock. If we are unable to draw down on the Standby Equity Distribution Agreement or are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

                           FORWARD-LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital has agreed to purchase up to $6.0 million of our common stock. In addition, in connection with the execution of the Standby Equity Distribution, we issued Cornell Capital 2,985,075 shares of common stock. None of the selling stockholders are broker-dealers or affiliates of broker-dealers and none of the selling stockholders have held a position or office, or had any other material relationship, with us, except as follows:

      o Cornell Capital is the investor under the Standby Equity Distribution Agreement. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC, makes the investment decisions on behalf of Yorkville Advisors.

      o Newbridge Securities, which intends to sell 149,254 shares acquired pursuant to a Placement Agent Agreement.

      The table follows:


                                                                                SHARES TO BE
                                                                               ACQUIRED UNDER
                                                              PERCENTAGE OF     THE STANDBY                        PERCENTAGE OF
                                                            OUTSTANDING SHARES     EQUITY        SHARES TO BE    OUTSTANDING SHARES
                                    SHARES BENEFICIALLY     BENEFICIALLY OWNED  DISTRIBUTION       SOLD IN       BENEFICIALLY OWNED
     SELLING STOCKHOLDER           OWNED BEFORE OFFERING     BEFORE OFFERING     AGREEMENT       THE OFFERING    AFTER OFFERING (3)
------------------------------------------------------------------------------------------------------------------------------------
Cornell Capital Partners, L.P.            2,985,075               2.7%(1)         50,000,000      52,985,075(2)                0%
Newbridge Securities Corporation            149,254                *  (1)                  0            149,254                0%

-------------
* Less than 1%.

(1) Percentage of outstanding shares is based on 111,354,329 shares of common stock outstanding as of June 30, 2004, together with shares deemed beneficially owned by each such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within sixty days of June 30, 2004 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) AmeriChip cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement because the purchase price of the shares under the Standby Equity Distribution Agreement is based upon future bid prices for AmeriChip's shares at the time it requests an advance of funds from Cornell Capital and because AmeriChip has not determined the total amount of advances under the Standby Equity Distribution Agreement that it intends to request. Therefore, the number of shares of common stock registered under this registration statement in connection with the Standby Equity Distribution Agreement is based on AmeriChip's good-faith estimate of the maximum number of shares that AmeriChip will issue with respect thereto based upon current market prices of the company's common stock. The shares of common stock being registered under this registration statement do not include outstanding shares owned by Cornell Capital and previously registered by AmeriChip.

(3) Assumes Cornell Capital sells all shares purchased by it pursuant to the Standby Equity Distribution Agreement and 27,985,074 of the shares of Common Stock underlying convertible debentures but retains all other of our shares currently held by it.

      The following information contains a description of each selling stockholder's relationship to AmeriChip and how each selling stockholder acquired the shares to be sold in this offering. None of the selling stockholders have held a position or office, or had any other material relationship, with AmeriChip, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH AMERICHIP

      CORNELL CAPITAL. Cornell Capital is the investor under the Standby Equity Distribution Agreement and a holder of convertible debentures. All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital acquired all shares being registered in this offering in financing transactions with AmeriChip. Those transactions are explained below:

      Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital shares of common stock for a total purchase price of $6.0 million. The amount of each advance is subject to an maximum advance amount of $250,000. Cornell Capital will purchase shares of our common stock for a 5% discount to the lowest closing bid price of our common stock for the five days immediately following the notice date. In addition, Cornell Capital will retain 5% of each advance under the Standby Equity Distribution Agreement and receive a one-time commitment fee of $210,000, payable by the issuance of common stock. Cornell Capital intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. There are certain risks related to sales by Cornell Capital, including:

      o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price, the greater the number of shares that will be issued to Cornell Capital. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

      o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by others. This could place further downward pressure on the price of the common stock.

      NEWBRIDGE. Newbridge is an unaffiliated registered broker-dealer that has been retained by us. For its services in connection with the Standby Equity Distribution Agreement, Newbridge received a fee of $10,000, which is payable in shares of common stock. These shares are being registered in this offering. All investment decisions of Newbridge are made by its President, Guy Amico.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 95% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. Cornell Capital will retain 5% of each advance.

      We intend to use the proceeds from the sale of shares of common stock to Cornell Capital for general corporate purposes.

                                    DILUTION

      Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement.

      Our net tangible book value as of February 29, 2004 was ($587,737) or ($0.0053) per share of common stock. Net tangible book value is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

      For example, if we assume that we had issued 50,000,000 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.07 per share, less $83,250 of offering expenses, our net tangible book value as of February 29, 2004 would have been $2,654,013 or $0.0164 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.0217 per share and an immediate dilution to new shareholders of $0.0536 per share, or 76.6%. The following table illustrates the per share dilution:

Assumed public offering price per share                                                   $ 0.07
Net tangible book value per share before this offering             ($0.0053)
Increase attributable to new investors                               $0.217
                                                                   --------
Net tangible book value per share after this offering                                     $0.164
                                                                                          ------
Dilution per share to new shareholders                                                    $.0536
                                                                                          ======

      The offering price of our common stock under the Standby Equity Distribution Agreement is based on 95% of the lowest closing bid price of our common stock on the OTC or other principal market on which our common stock is traded for the five consecutive trading days after the notice date. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices. The following table shows the dilution to new investors of the different prices set forth below:


                  ASSUMED
               OFFERING PRICE             NO. OF SHARES TO BE ISSUED             DILUTION PER SHARE TO NEW INVESTORS
               --------------             --------------------------             -----------------------------------
                   $0.05                        50,000,000 (1)                                  $0.039
                   $0.06                        50,000,000 (1)                                  $0.046
                   $0.08                        50,000,000 (1)                                  $0.060
                   $0.09                        50,000,000 (1)                                  $0.067

------------------

(1) This represents the maximum number of shares of common stock that will be registered under the Standby Equity Distribution Agreement.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

      SUMMARY. On May 25, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $6.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay 95% of the lowest closing bid price for our common stock reported by Bloomberg LP with respect to the five trading days after we give notice to Cornell that we wish to sell stock to them. In addition, Cornell Capital Partners, L.P. will retain a commission of 5.0% of each advance under the Standby Equity Distribution Agreement. Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we have engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to act as our exclusive placement agent in connection with the Standby Equity Distribution Agreement. For its services, Newbridge will be paid a $10,000 placement agent fee, which is payable in shares of our common stock. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

      STANDBY EQUITY DISTRIBUTION AGREEMENT EXPLAINED. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after the applicable pricing period for such advance at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount less the commission described above.

      We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange
Commission. Thereafter, we may continue to request advances until Cornell Capital has advanced $6.0 million or until the date that is two years after the SEC first declares the Registration Statement effective, whichever occurs first. We are limited to a maximum advance of $250,000. In no event will the number of shares issuable to Cornell Capital pursuant to an advance exceed 9.9% of our then-outstanding common stock. We are entitled to receive advances under the Standby Equity Distribution Agreement provided that: (i) the accompanying registration statement has previously become effective and remain effective on the date of delivery by us of an advance notice; (ii) we have obtained all permits and qualifications required by any applicable state law with respect to the offer and sale of shares of our common stock under the Standby Equity Distribution Agreement; (iii) no fundamental changes to the information set forth in accompanying registration statement exist which would require us to file a post-effective amendment to the accompanying registration statement; and
(iv) the trading of our common stock is not suspended by the Securities and Exchange Commission or the principal trading exchange or market for our common stock.

      We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we drew down the entire $6.0 million available under the Standby Equity Distribution Agreement in a single advance (which is not permitted under the terms of the Standby Equity Distribution Agreement) and the purchase price was equal to $0.07 per share, then we would issue 85,714,285 shares of our common stock to Cornell Capital. These shares would represent approximately 43.5% of our outstanding common stock upon issuance. AmeriChip is registering 81,119,403 shares of common stock for sale under the Standby Equity Distribution Agreement. On May 7, 2004, we amended our Articles of Incorporation to increase our authorized share of common stock to 500,000,000 shares. As of June 30, 2004, we had 111,354,329 shares of common stock issued and outstanding. If our share price were to decline, we may need to register additional shares of common stock in order to fully utilize the $6.0 million available under the Standby Equity Distribution Agreement at certain of the prices set forth below and would need to amend our Articles of Incorporation to increase the number of authorized shares of common stock available for issuance.

      You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.07 per share and discounts to the recent price. This table does not take into account any shares of our common stock that may be issued upon the conversion or exercise of outstanding options and warrants.

Market Price                  $        0.05      $        0.06      $        0.08      $        0.09

Purchase Price:               $      0.0475      $       0.057      $       0.076      $      0.0855

No. of Shares(1):                50,000,000         50,000,000         50,000,000         50,000,000

Total Outstanding(2):           161,354,329        161,354,329        161,354,329        161,354,329

Percent Outstanding(3):                31.0%              31.0%              31.0%              31.0%

Net Cash to AmeriChip (4)     $   2,256,250      $   2,707,500      $   3,610,000      $   4,061,250

--------------

(1) Represents the number of shares of common stock to be issued to Cornell Capital at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4) Cash proceeds to AmeriChip after deduction of 5% of each advance retained by Cornell Capital.

      The proceeds received by us under the Standby Equity Distribution Agreement will be used for general corporate purposes, for an expansion of the product offering and for development of sales and marketing channels. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $83,250 consisting primarily of professional fees incurred in connection with this registration.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      If any shares of common stock being registered for resale in the accompanying registration statement are transferred from the named selling stockholders listed in this Prospectus and such transferees wish to rely on this Prospectus to resell these shares, then a post-effective amendment to the accompanying registration statement would need to be filed with the Securities and Exchange Commission naming these individuals as selling shareholders and providing the information required by Item 507 of Regulation S-B.

      Cornell Capital is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital will pay us 95% of the lowest closing bid price for our common stock reported by Bloomberg LP with respect to the five trading days after we give notice to Cornell that we wish to receive an advance. The 5% discount on the purchase of the common stock to be received by Cornell Capital will be an underwriting discount. In addition, Cornell Capital will retain 5.0% of the gross proceeds raised in the Standby Equity Distribution Agreement and receive, as a one-time commitment fee, a convertible debenture in the amount of $210,000 convertible into shares of common stock at a conversion price equal to the lowest closing bid price during the three trading days immediately prior to the conversion date. The 5% discount, the 5% retainage and the one-time commitment fee are underwriter discounts. In addition, Newbridge, an unaffiliated registered broker-dealer, will be paid a placement agent fee of $10,000, which, in our discretion, is payable in cash or shares of our common stock.

      The Standby Equity Distribution Agreement provides that we may not request an advance with respect to the Standby Equity Distribution Agreement at any time that Cornell Capital has beneficial ownership of 9.9% or more of our outstanding common stock nor may we request and advance that would cause Cornell Capital to own more than 9.9% of our outstanding common stock. Currently, Cornell Capital has beneficial ownership of 2.7% of our common stock.

      Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital is a private equity fund whose principal business function is to provide equity and debt financing to publicly traded companies through vehicle including but not limited to equity lines of credit and convertible debentures. Cornell Capital does not have any material relationships with the officers or directors of AmeriChip.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $83,250 as well as 5.0% of the gross proceeds received under the Standby Equity Distribution Agreement that will be retained by Cornell Capital. We intend to pay these expenses from the proceeds we anticipate receiving under the Standby Equity Distribution Agreement. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock of AmeriChip while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital can cover any short positions only with shares received from us under the Standby Equity Distribution Agreement. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following information should be read in conjunction with the consolidated financial statements of AmeriChip and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements."

REVENUE AND EXPENSES

      We have not generated any revenues from our operations during the last two years. We plan to recognize revenue, if and when that ever occurs, of which there is no assurance, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectibility is reasonably assured.

      Operating expenses, which include administrative expenses, legal and accounting expenses, consulting expenses and license expenses increased from $16,236 for the three months February 29, 2003 to $690,392 for the three months February 29, 2004, an increase of $674,156. This increase was primarily due to legal and accounting expenses associated with the acquisition in March, 2003 of all the outstanding shares of AmeriChip Ventures, Inc., accrued consulting fees and other expenses related to the drafting of the definitive Asset Purchase Agreement with American Production Machining LLC and the expenses related to the purchase of licenses from three shareholders arising from a cancelable licensing agreement which provides for payment to these shareholders of monthly installments of $10,000.

NET LOSS

      Net loss increased from a net loss of ($16,236) for the three months February 29, 2003 to a net loss of $694,892 three months February 29, 2004, an increase in net loss of ($678,656), primarily due to the increase in operating expenses of $674,156.

PLAN OF OPERATION

      In order to implement our technology, and proceed with the use of our technology, we intend to acquire the equipment owned by American Production Machining LLC. If we do not acquire the American Production Machining LLC equipment, we will have to look elsewhere for such equipment. There is no assurance that should we fail to acquire the American Production Machining LLC equipment, that we will ever be able to implement our business plan; generating revenues from companies engaged in the machining of automobile parts through the sale and implementation of our technology. We are currently looking for additional third party sources for the equipment. Simultaneously, we are maintaining our ongoing negotiations to secure the American Production Machining LLC assets. While management believes that the negotiations will be beneficial to the shareholders, there can be no assurances that we will reach a definitive agreement for the purchase of the American Production Machining LLC assets.

LIQUIDITY AND CAPITAL RESOURCES

      We have not attained profitable operations since inception and we have not progressed significantly in our operations. We have incurred recurring losses and at February 29, 2004 had an accumulated deficit of $2,530,790. For the three months ended February 29, 2004, we sustained a net loss of $694,892. We do not have sufficient capital to meet our obligations for the next twelve month period. Working capital shortages continue to limit our ability to conduct business, whether related to the ability to pay for the exploration program expenses on the Cedar mineral claim or to the ability to finance the equipment, facilities and related manufacturing and working capital requirements for our recent acquisition. At this stage, our future business is dependent upon our ability to secure additional financing and the ability to secure revenue sources to increase shareholder value. No assurances can be given that we will be successful in this regard. In addition, our auditors have raised substantial doubt as to our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

      Management intends to continue to explore potential business combinations with other parties which may enhance or supplement the operation of our business or which may generate new or additional sources of revenues related to the patented Laser Assisted Chip process. For example, we are exploring whether it may be feasible to acquire the assets of an existing manufacturing firm engaged in manufacturing automobile parts which we could subsequently enhance and benefit through the use of the patented process. Any additional acquisition or other business combination will be dependent on our ability to obtain financing from traditional sources or from seller carryback financing, or a combination thereof. There is no assurance that we will be able to obtain any financing to pursue any future acquisitions or combinations. Even if adequate financing is obtained, no assurance can be provided that any additional acquisition or combination will generate sufficient revenues which may result in net profits for us.

                             DESCRIPTION OF BUSINESS

THE COMPANY

      We were incorporated in the State of Nevada on October 17, 2000 as Southborrough Technology Corporation. On March 9, 2001 we changed our name to Southborrough Ventures, Inc. We were in the business of mineral exploration but initially relied upon the mineral exploration of others and never conducted any mineral exploration ourselves. We obtained an option to acquire a 100% interest in a mineral claim located in the Slocan Mining District Province of British Columbia, Canada. We referred to this mineral claim as the Cedar mineral claim. This option was exercisable by us completing further cash payments and share issuances to the option or and by completing minimum required exploration expenditures on the Cedar mineral claim. We allowed the option on this claim to expire on or about June 30, 2003.

      Our objective was to conduct mineral exploration activities on the Cedar mineral claim in order to assess whether the claim possessed commercially exploitable reserves of silver, lead or zinc. We were unable to identify any commercially exploitable reserves. Our proposed exploration program was designed to search for commercially exploitable deposits.

      On February 27, 2003, our board of directors approved the termination of our exploration activity and the acquisition of the AmeriChip Laser Assisted Chip Control ("LACC") technology.

      On February 27, 2003 our Board of Directors signed an Agreement and Plan of Reorganization with AmeriChip Ventures, Inc. ("AVI"), of Detroit, Michigan to acquire 100% of the outstanding common stock of AVI, in exchange for 60 million shares of our common stock.

      On March 22, 2003 the terms of the Agreement and Plan of Reorganization dated February 27, 2003 were consummated pursuant to which we, AVI and AVI shareholders agreed to effect a reorganization under Section 368 (a) (1) (B) of the Internal Revenue Code of 1986, as amended. Pursuant to the Agreement and Plan of Reorganization, we acquired all of the issued and outstanding shares of AVI's common stock with the result that AVI is now our wholly owned subsidiary corporation. In exchange, for the shares of AVI, we issued 60 million shares common stock to David Howard, the Chairman of our Board of Directors, Marc Walther, our Chief Executive Officer, and Ed Rutkowski, a member of our Board of Directors. Each of the foregoing individuals received 20 million shares of common stock and were the sole shareholders of AVI.

      On January 21, 2003, Ed Rutkowski, transferred his patent, which covers the technology discussed below, to AVI. In consideration of the transfer of the patent, we are obligated to pay the following: Messrs Howard, Walther and Rutkowski, each received US $1 million payable at the rate of $10,000 on or before the first day of each calendar month beginning September 1, 2003 with interest accruing on any unpaid balance at the greater of (i) five percent (5%) and (ii) the prime rate plus 1% as reported in the Wall Street Journal on the first business day following each July and January 1, of each year until paid in full. The company may repay any or all of this amount without penalty. Messrs Howard, Walther and Rutkowski have agreed to a suspension in payments until we begin generating revenues from operations. The amounts owed to them, however, will continue to accrue.

      On October 16, 2003, we executed a definitive Asset Purchase Agreement with American Production Machining LLC, a Michigan limited liability company ("APM") to acquire certain of its assets, pay APM's outstanding balance to Comerica Bank and, assume $1,900,000 in liabilities owed by APM to Comerica Bank. The agreement expired on January 24, 2004. We were unable to obtain the necessary funding to conclude the transaction. We are currently negotiating with a third party lender to obtain funding to conclude the transaction with Comerica Bank. As of today, however, we have not concluded the third party financing.

      In December 2003, we changed our name to AmeriChip International Inc. and we now trade on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol (OTC-BB) under the symbol "ACHI".

      Our principal offices are located at 12933 West 8 Mile Rd. Detroit, MI 48235 USA. Our telephone number is (313) 341-1663.

SUMMARY

      As of June 30, 2004, we have two patents covering the technology described below. While we have such patents, we do not have any equipment to manufacture any of the products we discuss below. Through the convertible debenture that we issued to Cornell Capital we have obtained approximately $300,000, net of certain legal and other fees, to purchase some of the laser and robotics equipment to apply the LACC process. There is no assurance that we will obtain sufficient funding to acquire all of the remaining equipment to apply the LACC process. Implementing our operation of our business is entirely dependent upon us acquiring financing to acquire certain equipment.

OVERVIEW

      Our core patented technology includes the use of lasers to effect a controlled breaking of the metal chip. Our technology focuses on increasing the machining efficiencies to effect faster feed rates and less down time. The process is designed to work with technologies of existing machines and operations. We expect to continue to develop additional proprietary technology to enhance the patent and its benefits.

      Our technology, when implemented, will eliminate dangerous ribbon-like steel chips that tangle around moving tool parts, automation devices and other components essential to the machine processing of low to medium grade carbon steels and non-ferrous metal parts. We believe that the result of this process is a superior product manufactured in a safer working environment, avoiding many of the health and safety issues associated with traditional metal processing methodologies, while offering potential cost savings.

      We have completed the design and testing of the patented LACC technology. We are currently working with automakers and vendors with a view to supplying processed parts.

ALLIANCES

      The Company has the following alliances:

      Meritage Solutions - a company that delivers integrated systems for automated production lines. Meritage Solutions has designed production cells that are lasered between centers.

      GSI Lumonics - A leading provider of laser equipment. The Company has granted GSI Lumonics the option of being the exclusive supplier of laser equipment to the Company. This is being done, in part, as a result of GSI's participation and support of the Company during our research and development stage.

      Creative Automation - A leading integrator of palletized automation and integration with laser, robots and part quality.

THE PROCESS

      Traditional methods of handling the residue of machining metal parts has necessitated the manufacture of specially designed chip control inserts and or the use of coolants to assist in the separation and flushing of contaminated metal chips, a problem that has plagued the metal parts manufacturing industry for more than 60 years. The problem, however, has become even more prevalent with the development of highly automated machine tools during the last two decades. Automated machinery was developed to satisfy the demand for the increased production of machined metal components by the automotive sector as well as other industries. Certain operations resulted in such serious chip control problems that some companies were unable to effectively capitalize on the benefits of automation.

      The metal machining industry seeks to increase production and automate the machining process. The automotive industry has been particularly hard pressed to effect lower costs both within its own internal operations as well as components manufactured on its behalf by outside suppliers who must remain competitive. Preventing the forfeiting of contracts to foreign parts providers where labor and other costs are considered lower than in the United States is of key importance. Stringy metal chips wrap around automatic gauging and interfere with robotics to cause an interruption or discontinuance of the automation to manual operations. The AmeriChip LACC process allows this problem to be eliminated.

      Currently coolant is deployed to flush the long stringy chips out of the machine components and remove them from the machine base itself. If the base becomes clogged it can cause many hours of non-productive down time and added costs while the machinery is cleaned. Coolant represents a major component of the entire manufacturing processes, representing as much as 15% of the total machining production cost. Coolant also has to be disposed of in accordance with environmental regulations, adding even more cost. Additional, coolant fumes may pose potentially serious health risks and the cause of long term problems when inhaled. The International Union, United Automobile, Aerospace and Agricultural Implement Workers of America ("UAW") has established standards for coolant exposure in the five (5ml) per cubic meter and has requested that even stricter regulations be adopted at ten times more stringent. The multiple cost factor associated with the use of coolant as well as related health and environmental factors represent a challenge for metal machining manufacturing companies to significantly reduce the consumption of coolant or to eliminate its use altogether. By eliminating the use of coolant, incidence of workman's compensation claims will be dramatically reduced. Additionally, the ribbons of metal chips that remain following the machining of metal components without the contamination of bacteria laden coolant will provide an additional revenue source for the company as the "chips" can be salvaged and recycled.

      We have targeted the automotive sector initially, but our process can be applied to any industry where the machining of metal is a major process of manufacturing of component parts. This includes, but is not limited to oil production and refining, off-road construction, farm implements, aerospace and defense contractors.

      Although our main goal is to acquire automotive parts manufacturers such as APM, we could apply our process to auto parts such as axle shafts, axle tubes, spindles, and connecting rods, in our own facility.

      In this scenario, the customer would deliver raw goods (un-machined auto parts) to our facility where we would apply the LACC process and the customer would retrieve the "treated" part for machining at their location. Such a plan would require the purchase of several specialized lasers and robotics and the leasing of approximately 40,000 sq ft. This would allow for space three (3) separate lasers and a holding area of approximately 10,000 sq ft for the raw goods/treated parts.

      Our customers are expected to find a variety of compelling benefits. We believe that many of these benefits result in operational efficiencies and significant cost savings in the overall machining of metal parts. We believe that the benefits of using our process would include the following:

* LESS MACHINE DOWN-TIME

      1. Chip Clearing by operators of tools and parts

      2. Reduced tool breakage resulting from wrapping of chips, re-cutting of chips

      3. Eliminate down time required for chip pullers to clear machines and under floor conveyers of clogged chip bundles

      4. Increased machine efficiency by eliminating chip bundles from tangling around tool slides, posts, holders and interfering with adjacent moving parts, such as robotics, automation, chucking and in-line process gauging

      5. Predictable tool change management program linked to consistency in tool life

      6. Reduced incidents of on-the-job injury from exposure to sharp, long continuous stringy chips, which requires medical down time. Jobs are handled more quickly and efficiently leading to less frustration and constant worry about dealing with dangerous chips.

* REDUCED COSTS

      1. Increased throughput as a result of less downtime

      2. Reduction of direct labor - chip pullers are no longer required

      3. Elimination of maintenance and outside special services to clean and repair chip evacuation systems, thus increasing productivity through reduced machine down time

      4. Reduction of overtime because of increased through-put per machine

      5. Reduced use of Hi-Lo driver's time to removed containers filled quickly because of the chip bundles. Few containers are necessary due to chip compaction.

      6. Improved tool life due to less breakage because of chip bundles

      7. Less machine maintenance required

      8. Reduced scrap

      9. Elimination of coolant. The LACC process does not require the use of coolant whatsoever. The working environment is therefore less toxic, cleaner and safer.

      10. Reduction in coolant filter cost

      11. Reduction in coolant disposal cost

      12. Reduced costs of gloves and aprons as fewer are needed

      13. Better railcar utilization due to chip compaction

      14. Lower insurance rates as a result in the reduction of injuries related to the handling of long, sharp, stringy chips, cleaner and safer work area, which is less toxic

      15. Uncontaminated chips can now be sold for profit as compared to the cost of removal of contaminated chips.

* TOOLING AND PROCESS EFFICIENCIES -

      1. Elimination of the need for light/semi finish and finish depths of cuts in low to medium carbon materials and non-ferrous metals

      2. Reduced welding and packing of chips, which reduces the wear and tear on cutting tools

      3. Improved chip disposal and handling costs through better management of chip lengths

      4. Reduced capital equipment expenditures since high-pressure coolant systems are no longer necessary

      5. The need for specially designed chip control inserts and the use of coolants to manage the "chip" are no longer required with the LACC process.

AMERICAN PRODUCTION MACHINING, LLC

      With the LACC process proven and ready for market we expect to acquire an existing Tier One approved company to the automobile industry that has substantial revenues and an existing relationship with a major automaker. We believe that APM is an ideal target acquisition. Management feels very strongly that 50% of the existing orders handled by APM can be processed with our LACC process. On April 23, 2003, we executed a letter of intent with APM to acquire certain assets of APM subject to the execution of a definitive agreement with APM.

      On May 15, 2003 three creditors forced APM into Chapter 7 bankruptcy. On May 29, 2003, the Chapter 7 action was converted to a Chapter 11 reorganization proceeding under the United States Bankruptcy Code, case no. 03-53930 pending in the United States Bankruptcy Court for the Southeastern District of Michigan.

      On October 16, 2003, we executed a definitive Asset Purchase Agreement with APM to acquire certain assets listed therein in consideration of the payment of cash and the assumption of $1,900,000 in liabilities owed by APM to Comerica Bank.

      As of the date hereof, we have paid $10,000 to APM.

      The closing date for the transaction described herein was November 15, 2003. This was extended to January 24, 2004.

      The Asset Purchase Agreement expired on January 24, 2004. We were unable to obtain the necessary financing to conclude the transaction. We are negotiating with a third party lender at this time, but have not obtained any financing. We continue to negotiate with Comerica Bank and Bank One. As of today's date the assets we want to acquire have not been sold to anyone else. We believe that if we can obtain the necessary financing, we will still be able to acquire the assets. There is no assurance will be able to obtain the necessary financing or acquire the APM assets.

      Further, any agreement we enter into with respect to the APM assets is subject to the entry of an order of sale by the United States Bankruptcy Court. The equipment we intend to acquire is necessary for us to implement our technology.

      To facilitate the use of the LACC technology, we wish to acquire the equipment owned by APM. If we do not acquire the APM equipment, we will have to look elsewhere for such equipment. There is no assurance, that should we fail to acquire the APM equipment, that we will ever be able to implement our operations. We are currently looking for additional third party sources for the equipment.

CURRENT PRODUCTS AND SERVICES

      Our patented laser assisted chip control process is readily applicable to any metal component that requires precision finishing. We believe that our process will provide significant value to our customers by decreasing the costs and increasing the efficiency of their operations. We are targeting our service to businesses in the following markets:

      *Automobiles
      *Oil Production and Refining
      *Aerospace
      *Off-Road Construction
      *Farm Implements Manufacturing
      *Defense Contractors

SALES & MARKETING

      We intend to transition from being a company focusing almost solely on product development and testing, to focusing on sales and marketing. We expect to sell a service and a product. The service will be the manufacturing of a finished product using equipment with the LACC technology. We further anticipate that customers will purchase equipment using LACC technology from one of our strategic alliances and also pay AmeriChip a royalty for use of the LACC technology. Initially we will focus on customers in the automobile industry.

      Management has identified what is believed to be large markets that remain underserved but would be logical, potentially strong candidates given an appropriate product and service offering at the right price. Just for automotive products, management has identified particular market segments that would be likely to benefit from our LACC technology: axle shafts, axle tubes, torque converters, spindles, pinions, input/output shafts, side gears and connecting rods.

INSURANCE

      We do not maintain any insurance but are securing quotes from various insurance underwriters to select the best plan for the Company. Because we do not have any insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us which could cause us to cease operations.

GOVERNMENT REGULATIONS

      In addition to regulations applicable to businesses in general, our plant operations will be subject to other regulations that are common in industrial manufacturing.

COMPETITION

      We compete with other parts machining companies. We have not generated any revenues from our operations and are a minuscule participant in the parts manufacturing business.

INTELLECTUAL PROPERTY

      We rely on our patents to protect our technology. We also have unpatented proprietary technology. We rely on nondisclosure and other contractual provisions to protect our proprietary technology. Currently, we have two patents granted and we intend to file other patent applications for enhancements to the existing patents. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, consultants, distributors and partners and limit the dissemination and access to our technical documentation and other proprietary information. There is no assurance our patents will provide us with adequate protection. If a third party infringes on our patents, we do not have adequate funds available for protracted litigation and consequently may not be able to enforce our rights under applicable patent laws.

      As of June 30, 2004, we had filed a total of two patent applications with the U.S. Patent and Trademark Office (PTO) covering our technology. As of June 30, 2004 we have been granted approval of two patents. The approved patents are as follows:

      1. "UNITED STATES PATENT RUTKOWSKI" with PTO Patent Number 5,200,593, issued April 6, 1993.

      2. "UNITED STATES PATENT RUTKOWSKI" with PTO Patent Number 5,384,446, issued January 24, 1995.

EMPLOYEES

      As of June 30, 2004, we employ 3 full-time employees and 2 full-time consultants. We have no collective bargaining agreements with our employees.

PROPERTY

      Our principal executive offices are located in approximately 90,000 square feet of shared office space at 12933 W. 8 Mile Road, Detroit, Michigan. We share space with one of our directors and do not pay any rent.

      Our intention, should we be successful in closing on the acquisition of APM, is to re-locate to their existing facility at 32100 Groesbeck Highway, Fraser, Michigan 48026 and to establish a corporate head office there. As part of our proposal we have re-negotiated the lease for the 90,000 square feet facility and will be paying rent of $30,000 per month, with the lease expiring on March 2009.

                                   MANAGEMENT

      Our directors and executive officers and their ages as of June 30, 2004 are as follows:

       NAME                     AGE      POSITION
       ----                     ---      --------
       David Howard             61       Chairman of the Board of Directors
       Marc Walther             48       Chief Executive Officer and Director
       Edward Rutkowski         38       Director


      The following is a brief description of the background of our directors and executive officers.

BACKGROUND INFORMATION

      DAVID HOWARD. Mr. Howard is the Chairman of our Board of Directors and has been serving in that capacity since March, 2004. Between May 2003 and March 2004, Mr. Howard was also serving as our President and Chief Executive Officer, as well as a member of our Board of Directors. In January 2001, Mr. Howard was introduced to the LACC process and is an original shareholder in Americhip Ventures, Inc., the company we acquired in February, 2003. In 2002, David joined forces with Mr. Tom Frasier to manage Cutting Tool Solutions in Ann Arbor, MI. In 1999, Mr. Howard formed Howard & Associates, a cutting tool consultancy business within the automotive industry. He has more that 30 years of machining and cutting tool experience which began with the Ford Motor Company and continued with the Carboloy Division of General Electric, working within and developing relationships with the automotive, off-road construction, farm implement, oil production and refining and defense markets. Capitalizing on established relationships throughout the industry, Mr. Howard is focusing on forging strategic relationships and the development of new business opportunities.

      MARC WALTHER. Mr. Walther is our Chief Executive Officer and a Director. Since May 2003, Mr. Walther has served our Company in several capacities, most recently as its Chief Executive Officer and a director. Prior to joining our Company, Mr. Walther was an original founder in Americhip Ventures, Inc. and AmeriChip, Inc. In 2001, Mr. Walther purchased Canadian Grinding Wheel Company and the Wright Abrasive Company located in Hamilton Ontario Canada. Mr. Walther is still affiliated with that company, which he acquired in 1987. Since 1987 Mr. Walther has also been the owner and President of National Abrasive Systems
Company (NASCO) a manufacturer and distributor of various abrasive products throughout the north eastern United States.

      EDWARD RUTKOWSKI. Mr. Rutkowski is a member of our Board of Directors and has been serving in that capacity since May 2003. Mr. Rutkowski has also served the Company in a variety of capacities since May 2003, most recently as Vice President Operations / Research & Development and President of AmeriChip Tool and Abrasives. Prior to joining the Company, Mr. Rutkowski founded Americhip, Inc. and Americhip Ventures in January 2001. Between 1993 and January 2001, Mr. Rutkowski had been employed in various capacities involving product engineering, technical support, distribution and marketing of products within the automotive industry, most recently as a distribution account specialist for Komet of America and prior to working with Komet, Mr. Rutkowski worked as a Supplier Product Engineer for EWIE Company of Romeo, MI. In 1993, Mr. Rutkowski developed and was issued the patent for the AmeriChip laser chip control process which is currently held by Americhip.

EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended November 30, 2003, 2002 and 2001, paid to our most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                                            --------------------------    -------------------------------------------------------
                                                                            AWARDS
                                                                          RESTRICTED         SECURITIES
                                                                            STOCK            UNDERLYING             ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR     SALARY      BONUS     AWARD(S)            OPTIONS           COMPENSATION(1)
---------------------------                 ----     ------      -----     --------            -------           ---------------
David Howard                                2003           $0      --            --                 --                    --
Chairman of the Board of Directors          2002           $0      --            --                 --                    --
and former Officer                          2001           $0      --            --                 --                    --

Marc Walther                                2003           $0      --            --                 --                    --
Chief Executive Officer, President and      2002           $0      --            --                 --                    --
member of the Board of Directors            2001           $0      --            --                 --                    --

Ed Rutkowski                                2003           $0      --            --                 --                    --
Director, Vice President of Research and    2002           $0      --            --                 --                    --
Development, Chief Operating Officer        2001           $0      --            --                 --                    --

John Taylor                                 2003           $0      --            --                 --                    --
Former President and Chief                  2002      $12,000      --            --                 --                    --
Executive Officer                           2001      $12,000      --     1,500,000                 --                    --

---------------

(1) All of the amounts in this column were paid in the form of stock. The amounts listed represent the fair market value of the stock on the date of grant.


           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

      The Company has not issued any stock options to any of the executive officers listed in the Summary Compensation Table above.

COMPENSATION OF DIRECTORS

      We have no standard arrangement pursuant to which our Directors are compensated for services provided as a Director.

EMPLOYMENT AGREEMENTS

      On October 22, 2003, the Board of Directors approved the AmeriChip International Inc. 2003 Nonqualified Stock Option Plan under which employees, officers, directors and consultants are eligible to receive grants of stock options. AmeriChip has reserved a total of 20,000,000 shares of common stock under the 2003 Nonqualified Stock Option Plan. It is presently administered by the Board of Directors. Subject to the provisions of the 2003 Nonqualified Stock Option Plan, the Board of Directors has full and final authority to select the individuals to whom options will be granted, to grant the options and to determine the terms and conditions and the number of shares issued pursuant thereto.

CHANGE IN CONTROL

      There are no arrangements which would result in payments to any officers or directors in the event of a change-in-control of AmeriChip.

INDEMNIFICATION

      Our Articles of Incorporation and Bylaws provide that we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                LEGAL PROCEEDINGS

      We are not subject to any material legal proceedings.


                             PRINCIPAL SHAREHOLDERS

BENEFICIAL OWNERS

      As of June 30, 2004, other than the directors and executive officers identified in the table under "Directors and Executive Officers" section below, no person owned beneficially more than five percent (5%) of our common stock.

DIRECTORS AND EXECUTIVE OFFICERS

      The following table shows the amount of our capital stock beneficially owned by our directors, the executive officers named in the Summary Compensation Table above and by all directors and executive officers as a group as of June 30, 2004. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. As of June 30, 2004, we had 111,354,329 shares of common stock outstanding.


                                                                             SHARES
                                                                           BENEFICIALLY               PERCENT
NAME AND ADDRESS                             TITLE OF CLASS                   OWNED (1)              OF CLASS(1)
--------------------------------------------------------------------------------------------------------------------
David Howard
12933 W. 8 Mile Road
Detroit, MI 48325                            Common                         20,000,000                  22.9%

Marc Walther
12933 W. 8 Mile Road
Detroit, MI 48325                            Common                         20,000,000                  22.9%

Edward Rutkowski
12933 W. 8 Mile Road
Detroit, MI 48325                            Common                         20,000,000                  22.9%

Officers and Directors as a Group
(3 Persons)                                  Common                         60,000,000                  68.8%

---------------

*     Less than 1%.


(1) Applicable percentage of ownership is based on 111,354,329 shares of common stock outstanding as of June 30, 2004, together with applicable options for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within sixty days of June 30, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On March 22, 2003 the terms of the Agreement and Plan of Reorganization dated February 27, 2003, were consummated pursuant to which we, AVI and AVI shareholders agreed to effect a reorganization under Section 368 (a) (1) (B) of the Internal Revenue Code of 1986, as amended. Pursuant to the Agreement and Plan of Reorganization, we acquired all of the issued and outstanding shares of AVI's common stock with the result that AVI is now our wholly owned subsidiary corporation. In exchange, for the shares of AVI, we issued 60 million shares common stock to David Howard, our Chairman of the Board of Directors, Marc Walther, our President and Chief Executive Officer, and Ed Rutkowski, one of our directors. Each of the foregoing individuals received 20 million shares of common stock and were the sole shareholders of AVI.

      On January 21, 2003, Ed Rutkowski, transferred his patent, which covers the technology discussed hereinafter, to AVI. In consideration of the transfer of the patent, we are obligated to pay the following:

      Messrs. Howard, Walther and Rutkowski, each shall receive US $1 million payable at the rate of $10,000 on or before the first day of each calendar month beginning September 1, 2003 with interest accruing on any unpaid balance at the greater of (i) five percent (5%) and (ii) the prime rate plus 1% as reported in the Wall Street Journal on the first business day following each July and January 1, of each year until paid in full. The company may repay any or all of this amount without penalty. Messrs Howard, Walther and Rutkowski have agreed to a suspension in payments until we begin generating revenues from operations; however, the amounts owed will continue to accrue.

      The Company has a related party payable for advances from a shareholder totaling $389,338 and $5,844 as of November 30, 2003 and 2002, respectively. These advances are not interest bearing and are payable upon demand. Except for $83,494 advanced by Key Financial Group Inc., one of the Company's consultants, the advances were made by the Company's executive officers and directors.

      We believe that each of the above referenced transactions was made on terms no less favorable to us than could have been obtained from an unaffiliated third party. Furthermore, any future transactions or loans between us and our officers, directors, principal stockholders or affiliates, and any forgiveness of such loans, will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of our directors.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

      Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ACHI."

      The following table sets forth the average high and low bid prices for the common stock for each calendar quarter since January 10, 2003, as reported by the National Quotation Bureau, and represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. Our shares began trading on January 10, 2003.


                                                    BID PRICE PER SHARE
                                                    -------------------
                                                   HIGH                    LOW
                                                   ----                    ---
                  2003
                  QUARTER ENDED
                  February 28, 2003                $3.45                  $2.75
                  May 31, 2003                     $2.15                  $1.60
                  August 31, 2003                  $2.00                  $0.14
                  November 30, 2003                $0.47                  $0.07

                  2004
                  February 29, 2004                $0.19                  $0.12
                  May 31, 2004                     $0.17                  $0.05

------------

      As of June 30, 2004, we believe there were approximately 34 holders of record of our common stock.

      We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

      On May 7, 2004, AmeriChip amended its Articles of Incorporation and now is authorized to issue up to 500,000,000 shares of common stock, with a par value of $0.001 per share, of which 111,354,329 shares are issued and outstanding as of June 30, 2004.

      Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights.

      AmeriChip does not currently anticipate paying any dividends on its common stock. In the event of a liquidation, dissolution or winding up of AmeriChip, the holders of shares of common stock are entitled to share pro-rata all assets remaining after payment in full of all liabilities, subject however, to any rights of the shareholders of preferred shares issued and outstanding at the time of such liquidation, dissolution or winding up of AmeriChip (see preferred stock below). Holders of common stock have no preemptive rights to purchase AmeriChip's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

OPTIONS AND WARRANTS

      As of June 30, 2004, we had 300,000 outstanding options and warrants with exercise prices ranging from $0.30 to $0.50.

      TRANSFER AGENT AND REGISTRAR. Pacific Stock Transfer Company is the transfer agent and registrar for our common stock. Its address is 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

                          CHANGES IN AND DISAGREEMENTS
             WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      On February 10, 2004, our board of directors approved a decision to change our auditors. On the same date, our accounting firm, Morgan & Company was dismissed by us as our independent auditors. During the last two fiscal years and subsequent interim period, there were no disagreements on matters of accounting principles and practices, financial disclosure, or auditing scope of procedure between us and Morgan & Company. Morgan & Company was dismissed because we determined that it was in our best interest to have a United States independent auditor.

      The report of Morgan & Company on our financial statements covered the period from inception on October 17, 2000 through November 30, 2002, did not contain an adverse, qualified or disclaimer of opinion. However, the report did contain an explanatory paragraph wherein Morgan & Company expressed substantial doubt about our ability to continue as a going concern.

      We requested Morgan & Company furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made by us. We delivered a copy of our Form 8-K to Morgan & Company on February 17, 2004, via email. On February 17, 2004, Morgan & Company replied and their letter agreeing with the statements contained herein. The letter is filed as Exhibit 16.1 to our Form 8-K filed with the SEC on February 17, 2003.

      At our board meeting on February 10, 2004, our board of directors approved the decision to engaged Williams & Webster, P.S., as our independent auditors for our fiscal years ending November 30, 2003. Williams & Webster, P.S. accepted such appointment on February 25, 2004.

      Williams & Webster, P.S. reaudited our financial statements for the year ending November 30, 2002 which resulted in changes to our financial statements.

                                     EXPERTS

      The financial statements as of February 29, 2004 and 2003 and for each of the years in the period ended November 30, 2003 and 2002 included in this Prospectus have been included in reliance on the report of William & Webster, P.S., independent accountants, given on the authority of said firm as experts in auditing and accounting. Each of the reports contains an explanatory paragraph relating to AmeriChip's ability to continue as a going concern.

                                  LEGAL MATTERS

      Schiff Hardin LLP, Washington, D.C., will pass upon the validity of the shares of our common stock.


                              AVAILABLE INFORMATION

      For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

      Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                          AMERICHIP INTERNATIONAL INC.

                              FINANCIAL STATEMENTS

                                      INDEX

Consolidated Balance Sheets as of February 29, 2004 and November 30, 2003                                         F-1

Consolidated Statement of Operations for the Three Months Ended February 29, 2004 and February 28, 2003           F-2

Statement of Stockholders' Equity for the Three Months Ended February 29, 2004                                    F-3

Consolidated Statement of Cash Flows for the Three Months Ended February 29, 2004 and February 28, 2003           F-4

Notes to Condensed Consolidated Financial Statements                                                              F-5

Independent Auditors Report                                                                                       F-10

Consolidated Balance Sheets as of November 30, 2003 and November 30, 2002                                         F-11

Consolidated Statements of Operations for the Years Ended November 30, 2003 and November 30, 2002                 F-12

Statements of Stockholders' Equity                                                                                F-13

Consolidated Statements of Cash Flows for the Years Ended November 30, 2003 and November 30, 2002                 F-14

Notes to Financial Statements                                                                                     F-15

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

                                                                      February 29,
                                                                          2004        November 30,
                                                                      (unaudited)        2003
                                                                     -------------  --------------
ASSETS

       CURRENT ASSETS
            Cash                                                     $        19    $        --
            Deposit on acquisition                                        20,000             --
                 Total Current Assets                                     20,019             --

       OTHER ASSETS
            Technology rights and patents, net of amortization            27,797         28,923

            TOTAL ASSETS                                             $    47,816    $    28,923

LIABILITES & STOCKHOLDERS' EQUITY (DEFICIT)

       CURRENT LIABILITIES
            Accounts payable                                         $   125,455    $   586,415
            Related party payable                                        475,301        389,338
            Accrued interest                                               7,000         15,000
                 Total Current Liabilities                               607,756        990,753

       COMMITMENTS AND CONTINGENCIES                                          --             --

       MINORITY INTEREST IN SUBSIDIARY                                     3,413          3,413

       STOCKHOLDERS' EQUITY (DEFICIT)
            Common stock, 100,000,000 shares authorized,
                 $.001 par value; 93,720,000 and 85,370,000 shares
                 issued and outstanding, respectively                     93,720         85,370
            Additional paid-in capital                                 1,902,300        777,650
            Warrants                                                      54,000         54,000
            Discount on common stock                                     (46,365)       (46,365)
            Subscriptions receivable                                     (36,218)            --
            Accumulated deficit during development stage              (2,530,790)    (1,835,898)
                 Total Stockholders' Equity (Deficit)                   (563,353)      (965,243)

            TOTAL LIABILITIES AND

                 STOCKHOLDERS' EQUITY (DEFICIT)                      $    47,816    $    28,923

                        See accompanying condensed notes.

AMERICHIP INTERNATIONAL INC.
(FORMERLY SOUTHBORROUGH VENTURES, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 Period from
                                                       Three Months Ended       December 1, 2000
                                                     --------------------------   (Inception)
                                                     February 29,  February 28,       to
                                                        2004          2003       February 29,
                                                     (unaudited)   (unaudited)       2004
                                                     ----------    ----------    ----------
REVENUES                                             $       --    $       --    $       --
                                                     ----------    ----------    ----------
EXPENSES

    Administrative services                                 942         2,782        17,313
    Legal and accounting                                 22,707        11,129        72,455
    Amortization                                          1,126         1,126        14,272
    Consulting services                                 565,033            --     1,848,700
    License expense                                      90,000            --       390,000
    Website expense                                          --            --        90,000
    Office expense                                       10,584         1,199        81,165
    Stock transfer agent                                     --            --         2,386
                                                     ----------    ----------    ----------
             TOTAL OPERATING EXPENSES                   690,392        16,236     2,516,291
                                                     ----------    ----------    ----------
LOSS FROM OPERATIONS                                   (690,392)      (16,236)   (2,516,291)

OTHER INCOME (EXPENSE)

    Interest expense                                     (4,500)           --       (19,500)
                                                     ----------    ----------    ----------
             TOTAL OTHER INCOME (EXPENSE)                (4,500)           --       (19,500)
                                                     ----------    ----------    ----------
LOSS BEFORE TAXES                                      (694,892)      (16,236)   (2,535,791)

LOSSES ALLOCATED TO MINORITY

          INTEREST IN SUBSIDIARY                             --            --         5,001

INCOME TAXES                                                 --            --            --
                                                     ----------    ----------    ----------
NET LOSS                                             $ (694,892)   $  (16,236)   $(2,530,790)
                                                     ==========    ==========    ==========
          BASIC AND DILUTED NET LOSS
                    PER COMMON SHARE                 $    (0.01)   $      nil
                                                     ==========    ==========
          BASIC AND DILUTED
          WEIGHTED AVERAGE NUMBER OF
          COMMON STOCK SHARES OUTSTANDING            87,450,000    60,000,000
                                                     ==========    ==========

                        See accompanying condensed notes.

AMERICHIP INTERNATIONAL INC.
(FORMERLY SOUTHBORROUGH VENTURES, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                        Common Stock          Additional                Discount on
                                                  ------------------------     Paid-in                     Common
                                                    Shares        Amount       Capital      Warrants        Stock
                                                  ----------   -----------   -----------   -----------   ------------
Stock issued for technology rights and patents    60,000,000   $    60,000   $        --   $        --   $   (26,345)

Net loss for the year ended November 30, 2001             --            --            --            --            --

Balance, November 30, 2001(restated)              60,000,000        60,000            --            --       (26,345)

Net loss for the year ended November 30, 2002             --            --            --            --            --

Balance, November 30, 2002 (restated)             60,000,000        60,000            --            --       (26,345)

Recapitalization of company via
    reverse merger with Southborrough
     Ventures, Inc.                               20,020,000        20,020            --            --       (20,020)

Common stock issued for consulting
     at an average of $0.16 per share              5,350,000         5,350       777,650            --            --

Warrants issued for consulting
     at $0.18 per share                                   --            --            --        54,000            --

Net loss for the year ended November 30, 2003             --            --            --            --            --

Balance, November 30, 2003                        85,370,000        85,370       777,650        54,000       (46,365)

Common stock issued for consulting and
     payables at an average of $0.14 per share     6,900,000         6,900       981,100            --            --

Common stock issued for private placement
     at $0.10 per share                            1,450,000         1,450       143,550            --            --

Net loss for the three months                             --
     ended February 29, 2004 (unaudited)                  --            --            --            --            --

Balance, February 29, 2004 (unaudited)            93,720,000   $    93,720   $ 1,902,300   $    54,000   $   (46,365)

                                                                  Accumulated
                                                                 Deficit During        Total
                                                   Subscriptions   Development    Stockholders'
                                                     Receivable        Stage     Equity (Deficit)
                                                    ------------   -----------   ---------------
Stock issued for technology rights and patents      $        --    $        --   $    33,655

Net loss for the year ended November 30, 2001                --         (8,351)        (8,351)

Balance, November 30, 2001(restated)                         --         (8,351)        25,304

Net loss for the year ended November 30, 2002                --        (11,658)       (11,658)

Balance, November 30, 2002 (restated)                        --        (20,009)        13,646

Recapitalization of company via
    reverse merger with Southborrough
     Ventures, Inc.                                          --             --             --

Common stock issued for consulting
     at an average of $0.16 per share                        --             --        783,000

Warrants issued for consulting
     at $0.18 per share                                      --             --         54,000

Net loss for the year ended November 30, 2003                       (1,815,889)    (1,815,889)

Balance, November 30, 2003                                   --     (1,835,898)      (965,243)

Common stock issued for consulting and
     payables at an average of $0.14 per share               --             --        988,000

Common stock issued for private placement
     at $0.10 per share                                 (36,218)            --        108,782

Net loss for the three months
     ended February 29, 2004 (unaudited)                     --       (694,892)      (694,892)

Balance, February 29, 2004 (unaudited)              $   (36,218) $  (2,530,790)  $   (563,353)

                        See accompanying condensed notes.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
( A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       Period from
                                                               Three Months Ended    December 1, 2000
                                                           --------------------------   (Inception)
                                                           February 29,  February 28,      to
                                                              2004           2003       February 29,
                                                           (unaudited)    (unaudited)       2004
                                                           ----------     ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                             $ (694,892)    $  (16,236)    $(2,530,790)
      Allocation to minority interest                              --             --         (5,001)
                                                           ----------     ----------     ----------
                                                             (694,892)       (16,236)    (2,535,791)

      Amortization                                              1,126          1,126         14,272
      Adjustments to reconcile net loss
           to net cash used by operating activities:
           Common stock issued for services                   463,333             --      1,156,333
           Common stock issued for website                         --             --         90,000
           Warrants issued for services                            --             --         54,000
           (Increase) decrease in acquisition deposit         (20,000)            --        (20,000)
           Increase (decrease) in accounts payable             63,707          2,782        650,122
           Increase (decrease) in related party payables       85,963         12,328        475,301
           Increase in accrued interest                        (8,000)            --          7,000
                                                           ----------     ----------     ----------
      Net cash used in operating activities                  (108,763)            --       (108,763)
                                                           ----------     ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:                              --             --             --

CASH FLOWS FROM FINANCING ACTIVITIES:

      Common stock issued for private placement               108,782             --        108,782
                                                           ----------     ----------     ----------
      Net cash used in financing activities                   108,782             --        108,782
                                                           ----------     ----------     ----------
Net increase (decrease)  in cash                                   19             --             19

CASH, BEGINNING OF PERIOD                                          --             --             --

CASH, END OF PERIOD                                        $       19     $       --     $       19
                                                           ==========     ==========     ==========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
           Interest paid                                   $       --     $       --     $       --
                                                           ==========     ==========     ==========
           Income tax paid                                 $       --     $       --     $       --
                                                           ==========     ==========     ==========

NON-CASH INVESTING AND FINANCING ACTIVITIES:
      Stock issued for services and website                $  463,333     $       --     $1,246,333
      Stock issued for accounts payable                    $  524,667     $       --     $  524,667
      Stock issued for technology rights and patents       $       --     $       --     $   33,655
      Warrants issued for services                         $       --     $       --     $   54,000

                        See accompanying condensed notes.

AMERICHIP INTERNATIONAL INC.
(FORMERLY SOUTHBORROUGH VENTURES, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 29, 2004

--------------------------------------------------------------------------------

NOTE 1 - BASIS OF PRESENTATION

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission. Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements for the period ended November 30, 2003. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions that could have a material effect on the reported amounts of the Company's financial position and results of operations.

Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company's accumulated deficit or net losses presented.

During the three months ending February 29, 2004, no allocation of losses was made to the minority interest. Although the patent technology is held by the 80% owned subsidiary, AmeriChip, Inc., the subsidiary is considered dormant and does not expect to conduct business in the foreseeable future.

Operating results for the three-month period ended February 29, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.


NOTE 2 - GOING CONCERN UNCERTAINTY

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred material recurring losses from operations. At February 29, 2004, the Company had an accumulated deficit of $2,530,790. For the three months ended February 29, 2004, the Company sustained a net loss of $694,892. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset

AMERICHIP INTERNATIONAL INC.
(FORMERLY SOUTHBORROUGH VENTURES, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 29, 2004

--------------------------------------------------------------------------------


amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is contingent upon its ability to obtain additional financing, and to generate revenue and cash flow to meet its obligations on a timely basis. The Company's management is currently putting sales strategies in place which will, if successful, mitigate these factors which raise substantial doubt about the Company's ability to continue as a going concern.


NOTE 3 - STOCKHOLDERS' EQUITY

On October 22, 2003, the Company's board of directors approved the AmeriChip International Inc. 2003 Non-Qualified Incentive Stock Option Plan. This plan allows the Company to distribute up to 8,000,000 shares of the common stock to officers, directors, employees and consultants through the authorization of the Company's board of directors. On December 12, 2003, the Company's board of directors authorized an increase of 4,000,000 S-8 shares to the plan.

At February 29, 2004, warrants issued to acquire 300,000 shares of common stock at exercise prices ranging from $0.30 to $0.50 remained outstanding.

During the three months ended February 29, 2004, 6,900,000 shares of common stock were issued for an average of $0.14 per share for consulting services and 1,450,000 shares of common stock were issued in a private placement for $0.10 per share.


NOTE 4 - CONTRACTS AND AGREEMENTS

CEOcast, Inc.
In November 2003, the Company executed a six-month agreement with CEOcast, Inc. (hereinafter "CEOcast"), to provide consulting services to AmeriChip. CEOcast is entitled to receive $10,000 upon signing the agreement, 300,000 shares of common stock, and $10,000 per month for six months commencing on December 2003. During the three months ended February 29, 2004, 300,000 shares of common stock were issued pursuant to Rule 144.

RM Communications
In October 2003, the Company executed a six-month agreement with RM Communications (hereinafter "RMC"), to provide services and website development for AmeriChip. RMC is entitled to receive $2,000 per month for six months, 100,000 shares of common stock upon signing the agreement, 100,000 shares of common stock upon completion of services and 300,000 three-year warrants, which will expire in January 22, 2007. The warrants are exercisable per the following terms: 100,000 warrants at $0.30, 100,000 warrants at $0.40, and 100,000 warrants at $0.50. The Company will also pay additional costs incurred by RMC in

AMERICHIP INTERNATIONAL INC.
(FORMERLY SOUTHBORROUGH VENTURES, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 29, 2004

--------------------------------------------------------------------------------


performance of the contract. During the three months ended February 29, 2004, 100,000 shares of common stock were issued to RMC.

Licensing Agreement
In January 2003, the Company entered into a cancelable licensing agreement for patented technology (see Note 6) with three shareholders for payment of $1,000,000 to each shareholder, payable in monthly installments of $10,000 to each shareholder. Interest on the unpaid principal is accrued at prime plus 1% or 5%, whichever is greater. The Company is currently in default under the agreement, due to non-fulfillment of the insurance clause provision of the contract and non-payment of the monthly terms. The Company is seeking to obtain insurance to satisfy this provision. The accrued principal and interest due the shareholders at February 29, 2004 was $398,000 and $7,000, respectively. During the three months ended February 29, 2004, the Company paid interest due to two shareholders in the amount of $12,500. The Company expensed the principal of $90,000 due to three shareholders because of the cancelable nature of the agreement.


NOTE 5 - PROVISION FOR TAXES

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109 (hereinafter "SFAS No. 109"), "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At February 29, 2004 and November 30, 2003, the Company had net deferred tax assets of approximately $842,000 and $606,000, respectively, principally arising from net operating loss carryforwards for income tax purposes multiplied by an expected rate of 34%. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at February 29, 2004 and November 30, 2003. The significant components of the deferred tax asset at February 29, 2004 and November 30, 2003 were as follows:

AMERICHIP INTERNATIONAL INC.
(FORMERLY SOUTHBORROUGH VENTURES, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 29, 2004


--------------------------------------------------------------------------------

                                            February 29,   November 30,
                                                2004           2003
                                            -----------    -----------

Net operating loss carryforward             $ 2,477,000    $ 1,782,000
                                            ===========    ===========
Warrants issued:
   For the year ended November 30, 2003     $        --         54,000

   For the period ended February 29, 2004   $        --             --
                                            ===========    ===========

Deferred tax asset                          $   842,000    $   606,000
                                            ===========    ===========

Deferred tax asset valuation allowance      $  (842,000)   $  (606,000)


At February 29, 2004 and November 30, 2003, the Company has net operating loss carryforwards of approximately $2,477,000 and $1,782,000, respectively, which expire in the years 2021 through 2023. The Company recognized approximately $54,000 of losses from issuance of warrants for services in fiscal 2003, which are not deductible for tax purposes and are not included in the above calculation of deferred tax assets. The change in the allowance account from February 29, 2004 to November 30, 2003 was $236,000.

The above estimates are based upon management's decisions concerning certain elections which could change the relationship between net income and taxable income. Management decisions are made annually and could significantly vary from the estimates.


NOTE 6 - TECHNOLOGY RIGHTS AND PATENTS

In the year ended November 30, 2003, the Company acquired rights to the patents held by AmeriChip Ventures, Inc., a wholly owned subsidiary of AmeriChip International Inc. These patents are for a process known as Laser Assisted Chip Control technology ("LACC") which can be used in manufacturing.

Technology licenses and patents are stated at cost. Amortization is provided using the straight-line method over the remaining estimated useful lives of the assets, which is ten years.

The following is a summary of technology licenses and patents and accumulated amortization:

                                             February 29,  November 30,
                                                2004           2003
                                               --------      --------
Technology licenses and patents                $ 42,069      $ 42,069
   Less accumulated amortization                (14,272)      (13,146)
                                               --------      --------
                                               $ 27,797      $ 28,923
                                               ========      ========

Amortization expense was $1,125 in the three months ended February 29, 2004 and $4,507 in the year ended November 30, 2003.

AMERICHIP INTERNATIONAL INC.
(FORMERLY SOUTHBORROUGH VENTURES, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 29, 2004

--------------------------------------------------------------------------------


NOTE 7 - RELATED PARTY TRANSACTIONS

The Company has a related party payable for advances from a shareholder totaling $475,301 and $389,338 and as of February 29, 2004 and November 30, 2003,
respectively. These advances are not interest bearing and are payable upon demand.

See Note 4 regarding the licensing agreement with shareholders.


NOTE 8 - SUBSEQUENT EVENTS

American Production Machining, LLC
On April 23, 2003, the Company executed a letter of intent with American Production Machining, LLC (hereinafter "APM") to acquire certain assets of APM subject to the execution of a definitive agreement with APM. On October 16, 2003, the Company executed a definitive asset purchase agreement which required the payment of cash and the assumption of $1,900,000 in liabilities owed by APM to Comerica Bank. The original closing date for this transaction was November 15, 2003, although the deadline was subsequently extended to January 24, 2004. The Company has been unable to obtain the necessary financing to conclude the transaction. The Company is still negotiating while APM continues operations under bankruptcy protection. At April 16, 2004, AmeriChip was in negotiations with a third party to obtain the necessary funds to complete the transaction.

The Board of Directors
AmeriChip International Inc.

                          INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying consolidated balance sheet of AmeriChip International Inc. (a Nevada corporation and development stage company) as of November 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmeriChip International Inc. as of November 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company has sustained losses since inception. This factor raises substantial doubt about the Company's ability to continue as a going concern. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. Management's plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington
Certified Public Accountants
March 19, 2004

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

                                                              November 30,   November 30, 2002
                                                                 2003           (restated)
                                                              -----------      -----------
                                  ASSETS
   CURRENT ASSETS                                             $        --      $        --
   OTHER ASSETS
     Technology rights and patents, net of amortization            28,923           33,430
                                                              -----------      -----------

     TOTAL ASSETS                                             $    28,923      $    33,430
                                                              ===========      ===========

LIABILITES & STOCKHOLDERS' EQUITY (DEFICIT)
   CURRENT LIABILITIES
     Accounts payable                                         $   586,415      $    10,527
     Related party payable                                        389,338            5,844
     Accrued interest                                              15,000               --
                                                              -----------      -----------

        TOTAL CURRENT LIABILITIES                                 990,753           16,371
                                                              -----------      -----------

   COMMITMENTS AND CONTINGENCIES                                       --               --
                                                              -----------      -----------

   MINORITY INTEREST IN SUBSIDIARY                                  3,413            3,413
                                                              -----------      -----------

   STOCKHOLDERS' EQUITY (DEFICIT)
     Common stock, 100,000,000 shares authorized,
        $.001 par value; 85,370,000 and 60,000,000 shares
        issued and outstanding, respectively                       85,370           60,000
     Additional paid-in capital                                   777,650               --
     Warrants                                                      54,000               --
     Discount on common stock                                     (46,365)         (26,345)
     Accumulated deficit during development stage              (1,835,898)         (20,009)
                                                              -----------      -----------

        TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                     (965,243)          13,646
                                                              -----------      -----------

     TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY (DEFICIT)                        $    28,923      $    33,430
                                                              ===========      ===========


   The accompanying notes are an integral part of these financial statements.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            Period from
                                                                         December 1, 2000
                                          Year Ended November 30,         (Inception) to
                                           2003              2002           November 30,
                                                          (restated)           2003
                                       ------------      ------------      ------------
REVENUES                               $         --      $         --      $         --
                                       ------------      ------------      ------------
EXPENSES
   Administrative services                       --            10,065            16,371
   Legal and accounting                      49,748                --            49,748
   Amortization                               4,507             4,507            13,146
   Consulting services                    1,283,667                --         1,283,667
   License expense                          300,000                --           300,000
   Website expense                           90,000                --            90,000
   Office expense                            70,581                --            70,581
   Stock transfer agent                       2,386                --             2,386
                                       ------------      ------------      ------------

     TOTAL OPERATING EXPENSES             1,800,889            14,572         1,825,899
                                       ------------      ------------      ------------

LOSS FROM OPERATIONS                     (1,800,889)          (14,572)     $ (1,825,899)

OTHER INCOME (EXPENSE)
   Interest expense                         (15,000)               --           (15,000)
                                       ------------      ------------      ------------

     TOTAL OTHER INCOME (EXPENSE)           (15,000)               --           (15,000)


LOSS BEFORE TAXES                        (1,815,889)          (14,572)       (1,840,899)

LOSSES ALLOCATED TO MINORITY
   INTEREST IN SUBSIDIARY                        --             2,914             5,001
INCOME TAXES                                     --                --                --
                                       ------------      ------------      ------------

NET LOSS                               $ (1,815,889)     $    (11,658)     $ (1,835,898)
                                       ============      ============      ============
   BASIC AND DILUTED NET LOSS
     PER COMMON SHARE                  $      (0.02)     $        nil
                                       ============      ============

   BASIC AND DILUTED
   WEIGHTED AVERAGE NUMBER OF
   COMMON STOCK SHARES OUTSTANDING       75,460,833        60,000,000
                                       ============      ============

   The accompanying notes are an integral part of these financial statements.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                                Accumulated
                                                                                                                  Deficit
                                                               Additional             Discount on    During        Total
                                             Common Stock       Paid-in                  Common    Development Stockholders'
                                         Shares      Amount     Capital    Warrants      Stock        Stage        Equity
                                       ---------- ----------- ----------- ----------- -----------  -----------  -----------
Stock issued for technology
 rights and patents                    60,000,000 $    60,000 $        -- $        -- $   (26,345) $        --  $    33,655

Net loss for the year ended
  November 30, 2001                            --          --          --          --          --       (8,351)      (8,351)
                                       ---------- ----------- ----------- ----------- -----------  -----------  -----------

Balance, November 30, 2001(restated)   60,000,000      60,000          --          --     (26,345)      (8,351)      25,304

Net loss for the year ended
  November 30, 2002                            --          --          --          --          --      (11,658)     (11,658)
                                       ---------- ----------- ----------- ----------- -----------  -----------  -----------

Balance, November 30, 2002 (restated)  60,000,000      60,000          --          --     (26,345)     (20,009)      13,646

Recapitalization of company via
  reverse merger with Southborrough
  Ventures, Inc.                       20,020,000      20,020          --          --     (20,020)          --           --

Common stock issued for consulting
  at $0.14 per share                    1,500,000       1,500     208,500          --          --           --      210,000

Common stock issued for consulting
  at $0.22 per share                    1,500,000       1,500     328,500          --          --           --      330,000

Common stock issued for consulting
  at $0.18 per share                      100,000         100      17,900          --          --           --       18,000

Common stock issued for consulting
  at $0.10 per share                    2,250,000       2,250     222,750          --          --           --      225,000

Warrants issued for consulting
  at $0.18 per share                           --          --          --      54,000          --           --       54,000

Net loss for the year ended
  November 30, 2003                            --          --          --          --          --   (1,815,889)  (1,815,889)
                                       ---------- ----------- ----------- ----------- -----------  -----------  -----------
Balance, November 30, 2003             85,370,000 $    85,370 $   777,650 $    54,000 $   (46,365) $(1,835,898) $  (965,243)
                                       ========== =========== =========== =========== ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       Period from
                                                                                     December 1, 2000
                                                       Year Ended November 30,        (Inception) to
                                                       2003              2002          November 30,
                                                                      (restated)           2003
                                                     -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                           $(1,815,889)     $   (11,658)     $(1,835,898)
  Allocation to minority interest                             --           (2,914)          (5,001)
                                                     -----------      -----------      -----------

                                                      (1,815,889)         (14,572)      (1,840,899)

  Amortization                                             4,507            4,507           13,146
  Adjustments to reconcile net loss
     to net cash used by operating activities:
     Common stock issued for services                    693,000               --          693,000
     Common stock issued for website                      90,000               --           90,000
     Warrants issued for services                         54,000               --           54,000
     Increase in accounts payable                        575,888            4,221          586,415
     Increase in related party payables                  383,494            5,844          389,338
     Increase in accrued interest                         15,000               --           15,000
                                                     -----------      -----------      -----------

  Net cash used in operating activities                       --               --               --
                                                     -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:                         --               --               --
                                                     -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:                         --               --               --
                                                     -----------      -----------      -----------

Net increase (decrease) in cash                               --               --               --

Cash, beginning of period                                     --               --               --
                                                     -----------      -----------      -----------

Cash, end of period                                  $        --      $        --      $        --
                                                     ===========      ===========      ===========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
     Interest paid                                   $        --      $        --      $        --
                                                     ===========      ===========      ===========

     Income tax paid                                 $        --      $        --      $        --
                                                     ===========      ===========      ===========

NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Stock issued for services and website              $   783,000      $        --      $   783,000
  Warrants issued for services                       $    54,000      $        --      $    54,000
  Stock issued for technology rights and patents     $        --      $        --      $    33,655

   The accompanying notes are an integral part of these financial statements.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2003

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

AmeriChip International Inc. (hereinafter "AmeriChip" or "the Company") was incorporated in the State of Nevada on October 17, 2000 as Southborrough Technology Corporation for the purpose of mineral exploration. On March 9, 2001, the corporate name was changed to Southborrough Ventures, Inc. Although the Company obtained an option to acquire a 100% interest in a mineral claim located in the Slocan Mining District Province of British Columbia, Canada, the Company allowed the option on this claim to expire on or about June 30, 2003. The Company changed its name to AmeriChip International Inc. on December 1, 2003.

AmeriChip's initial business objective was to conduct mineral exploration activities on the aforementioned mineral claim in order to assess whether the claim possessed commercially exploitable reserves of silver, lead or zinc. The Company was unable to identify any commercially exploitable reserves.

On February 28, 2003, AmeriChip's board of directors approved the termination of the Company's exploration activity and also approved the acquisition of AmeriChip Ventures, Inc., a wholly owned subsidiary which held the patents for the Laser Assisted Chip Control ("LACC") technology, which is more fully described in Note 6. AmeriChip Ventures, Inc. acquired the patented technology from its 80% owned subsidiary, AmeriChip, Inc. The Company is currently engaged in the development of its patented technology for use in manufacturing.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the U.S. and have been consistently applied in the preparation of the financial statements.

Accounting Methods

The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (hereinafter "SFAS No. 150"). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that there was no impact to its financial statements from the adoption of this statement.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 149"). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 is not expected to have a material impact on the financial position or results of operations of the Company.

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation
- Transition and Disclosure" (hereinafter "SFAS No. 148"). SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of the statement are effective for financial statements for fiscal years ending after December 15, 2002. As the Company accounts for stock-based compensation using SFAS No. 123, the adoption of SFAS No. 148 has no material impact on the Company's financial condition or results of operations.

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (hereinafter "SFAS No. 146"). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 was issued in June 2002 and is effective for activities after December 31, 2002. There has been no impact on the Company's financial position or results of operations from adopting SFAS No. 146.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (hereinafter "SFAS No. 141") and Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (hereinafter "SFAS No. 142"). SFAS No. 141 provides for the elimination of the pooling-of-interests method of accounting for business combinations with an acquisition date of July 1, 2001 or later. SFAS No. 142 prohibits the amortization of goodwill and other intangible assets with indefinite lives and requires periodic reassessment of the underlying value of such assets for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Company has adopted SFAS No. 142 and application of the nonamortization provision of SFAS No. 142 is expected to result in no change to the Company's results of operations, as the Company does not have assets with indeterminate lives.

Accounting for Stock Options and Warrants Granted to Employees and Nonemployees

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (hereinafter "SFAS No. 123"), defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments (or short-term debt) with original maturities of three months or less to be cash equivalents.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative Instruments (continued)

with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At November 30, 2003 and 2002, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Development Stage Activities

The Company has been in the exploration or development stage since its formation on December 29, 2000. It is primarily engaged in the development of its patented technology for use in manufacturing.

Earnings Per Share

On January 1, 1998, the Company adopted SFAS No. 128, which provides for calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding at November 30, 2003 and 2002, they were not included in the calculation of earnings per share because they would have been considered anti-dilutive.

Fair Value of Financial Instruments

The Company's financial instruments as defined by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," include accounts payable, accrued expenses and short-term borrowings. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at November 30, 2003 and 2002.

Going Concern

As shown in the accompanying financial statements, the Company has incurred an accumulated deficit of $1,835,898 through November 30, 2003. The Company is currently putting sales strategies in place which will, if successful, mitigate these factors which raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Merger and Acquisition

On March 22, 2003, the Company acquired all of the outstanding common stock of AmeriChip Ventures, Inc., which is an 80% owner of the stock of AmeriChip, Inc., an operating company. For accounting purposes the acquisition has been treated as a recapitalization of AmeriChip, Inc. with AmeriChip International Inc. as the acquirer in a reverse acquisition. The historical financial statements prior to March 22, 2003 are those of AmeriChip, Inc., the operating company.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, after elimination of the intercompany accounts and transactions. Subsidiaries of the Company are listed in Note 1.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109 (hereinafter "SFAS No. 109"), "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At November 30, 2003 and 2002, the Company had net deferred tax assets of approximately $606,000 and $6,800, respectively, principally arising from net operating loss carryforwards for income tax purposes multiplied by an expected rate of 34%. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at November 30, 2003 and 2002. The significant components of the deferred tax asset at November 30, 2003 and 2002 were as follows:


                                                   November 30,     November 30,
                                                      2003             2002
                                                   -----------      -----------

Net operating loss carryforward                    $ 1,782,000      $    20,000
                                                   ===========      ===========

Warrants issued:
For the year ended November 30, 2002               $        --      $        --
For the year ended November 30, 2003                    54,000               --
                                                   ===========      ===========

Deferred tax asset                                 $   606,000      $     6,800
Deferred tax asset valuation allowance                (606,000)          (6,800)
                                                   ===========      ===========

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Provision for Taxes (continued)

At November 30, 2003 and 2002, the Company has net operating loss carryforwards of approximately $1,782,000 and $6,800, respectively, which expire in the years 2021 through 2023. The Company recognized approximately $54,000 of losses from issuance of warrants for services in fiscal 2003, which are not deductible for tax purposes and are not included in the above calculation of deferred tax assets. The change in the allowance account from November 30, 2003 to 2002 was $599,200.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company's accumulated deficit or net losses presented.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Website Development

An outside consultant planned and developed the Company's website and corporate branding to market the Company. The planning and development costs incurred in this project, in the amount of $90,000 for the period ended November 30, 2003, were expensed as incurred in accordance with SOP 98-1.

NOTE 3 - STOCK OPTIONS AND WARRANTS

Accounting for Stock Options and Warrants Granted to Employees and Nonemployees Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

On October 22, 2003, the Company's board of directors approved the AmeriChip International Inc. 2003 Non-Qualified Incentive Stock Option Plan. This plan allows the Company to distribute up to 8,000,000 shares of the common stock to officers, directors, employees and consultants through the authorization of the Company's board of directors. Subsequently, the Company's board of directors authorized an increase of 4,000,000 S-8 shares to the plan.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2003

NOTE 3 - STOCK OPTIONS AND WARRANTS (continued)

On October 31, 2003, 100,000 warrants were granted at an exercise price of $0.30 per share, 100,000 warrants were granted at an exercise price of $0.40 per share and 100,000 warrants were granted at an exercise price of $0.50 per share for consulting services. The fair value of each warrant granted is estimated on the grant date using the Black-Scholes Option Price Calculation. The following assumptions were made in estimating fair value: risk-free interest rate is 5%, volatility is 1.0, and expected life is 3 months.

The following is a summary of stock option activity:


                                       Number of Shares        Weighted Average
                                        Under Options          Exercise Price
                                        -------------          --------------
Outstanding October 22, 2003                       -           $   0.00
     Granted                               5,350,000               0.15
     Exercised                           (5,350,000)              (0.15)
     Forfeited                                     -                   -
     Expired                                       -                   -

Outstanding and exercisable,                       -           $       -
November 30, 2003


Weighted average fair value of
options granted during the year        $       0.15
ended November 30, 2003


NOTE 4 - COMMON STOCK

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

In the year ended November 30, 2001, Southborrough Ventures, Inc., the registrant prior to recapitalization, issued 5,005,000 shares of common stock. In the year ended November 30, 2003, the board of directors approved a three for one forward stock dividend which increased the outstanding shares to 20,020,000 shares. All transactions from prior periods have been restated to reflect this stock split. As part of the recapitalization of AmeriChip, Inc., the restated shares previously issued by Southborrough Ventures, Inc. resulted in $20,020 being recognized as a discount on common stock upon recapitalization.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2003

NOTE 4 - COMMON STOCK (continued)

In 2003, three shareholders acquired 900 shares of common stock of AmeriChip, Inc., of which, 720 shares were traded for all of the 225,000 shares of common stock outstanding of AmeriChip Ventures, Inc., which became a wholly owned subsidiary. This transaction created a minority interest in AmeriChip, Inc. of 20%. The aforementioned 225,000 shares were exchanged in May 2003 for 60,000,000 shares of common stock of AmeriChip International Inc. in a reverse merger acquisition. As the Company had no par value for its stock and had negative stockholders' equity at the date of the merger, a discount on common stock in the amount of $26,345 has been recorded in the accompanying consolidated financial statements for the years ended November 30, 2003.

In 2003, the Company issued 5,350,000 shares from the exercise of stock options to consultants for services valued at $783,000. Subsequent to November 30, 2003, the Company issued 5,900,000 shares of common stock for services.

NOTE 5 - CONTRACTS AND AGREEMENTS

CEOcast, Inc.

In November 2003, the Company executed a six-month agreement with CEOcast, Inc. (hereinafter "CEOcast"), to provide consulting services for AmeriChip. CEOcast is entitled to receive $10,000 upon signing the agreement, 300,000 shares of common stock, and $10,000 per month for six months commencing on December 2003. Subsequent to year-end, the 300,000 shares of common stock were issued pursuant to Rule 144.

RM Communications

In October 2003, the Company executed a six-month agreement with RM Communications (hereinafter "RMC"), to provide services and website development for AmeriChip. RMC is entitled to receive $2,000 per month for six months, 100,000 shares of common stock upon signing the agreement, 100,000 shares of common stock upon completion of services and 300,000 three-year warrants, which will expire in January 22, 2007. The warrants are exercisable per the following terms, 100,000 warrants at $0.30, 100,000 warrants at $0.40, and 100,000 warrants at $0.50. The Company will also pay additional costs incurred by RMC in performance of the contract. Subsequent to year end, 100,000 shares of common stock were issued to RMC.

Consulting Contracts

In September 2003, the Company entered into two, four-year agreements with consultants to provide services to AmeriChip. Each contract provides for 750,000 shares of common stock to be issued to the consultants. Common stock of 1,500,000 shares was issued in 2003 for these contracts.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2003

NOTE 5 - CONTRACTS AND AGREEMENTS (continued)

In September 2003, the Company entered into a one-year agreement with a consultant to provide consulting services to AmeriChip to develop overseas markets for 1,500,000 shares of common stock. Those shares were issued in 2003. Licensing Agreement

In January 2003, the Company entered into a cancelable licensing agreement with three shareholders for payment of $1,000,000 to each shareholder, payable in monthly installments of $10,000. Interest on the unpaid principal is accrued at prime plus 1% or 5%, whichever is greater. The Company is currently in default under the agreement, due to non-fulfillment of the insurance clause provision of the contract and non-payment of the monthly terms. The accrued principal and interest due the shareholders at November 30, 2003 was $300,000 and $15,000, respectively. Subsequently, the Company is seeking to obtain insurance to satisfy this provision.

NOTE 6 - TECHNOLOGY RIGHTS AND PATENTS

In the year ended November 30, 2003, the Company acquired rights to the patents held by AmeriChip Ventures, Inc., a wholly owned subsidiary of AmeriChip International Inc. These patents are for a process known as Laser Assisted Chip Control technology ("LACC") which can be used in manufacturing.

Technology licenses and patents are stated at cost. Amortization is provided using the straight-line method over the remaining estimated useful lives of the assets, which is ten years.

The following is a summary of technology licenses and patents and accumulated amortization:

                                         November 30,       November 30,
                                             2003               2002
                                         ------------       -----------

Technology licenses and patents          $     42,069       $    42,069
Less accumulated amortization                (13,146)           (8,639)
                                         ------------       -----------

                                         $     28,923       $    33,430
                                        ============       ===========

Amortization expense was $4,507 in each of the years ended November 30, 2003 and 2002.

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company has a related party payable for advances from a shareholder totaling $389,338 and $5,844 as of November 30, 2003 and 2002, respectively. These advances are not interest bearing and are payable upon demand.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2003

NOTE 8 - CORRECTION OF AN ERROR

The accompanying consolidated financial statements for 2002 have been restated to correct information concerning the recapitalization, merger and acquisition of the Company in 2001 and 2003. The effect of the restatement was to decrease other technology rights and patents by $118,334, increase minority interest in subsidiary by $3,413, increase common stock by $39,980, decrease additional paid in capital by $151,980, and recognize discount on common stock of $26,345. Equity decreased from $135,393 to $13,646 for a net change of $121,747. Accumulated deficit was decreased by the restatement in the amount of $16,598.

NOTE 9 - SUBSEQUENT EVENTS

Subsequent to November 30, 2003, 5,900,000 shares of common stock were issued in satisfaction of contract terms. (See Note 5). In December 2003, the Company entered into an agreement for consulting services for 4,000,000 shares of common stock. An accrual of the services attributed to the 2003 fiscal year in the amount of $467,667, was based on the fair market value of the stock on the date of agreement of $0.18 per share. In January 2004, the 4,000,000 shares of common stock were issued to the consultants.

American Production Machining, LLC

On April 23, 2003, the Company executed a letter of intent with American Production Machining, LLC (hereinafter "APM") to acquire certain assets of APM subject to the execution of a definitive agreement with APM. On October 16, 2003, the Company executed a definitive Asset Purchase Agreement which required the payment of cash and the assumption of $1,900,000 in liabilities owed by APM to Comerica Bank. The closing date for the transaction described herein was November 15, 2003, although the deadline was subsequently extended to January 24, 2003. The Company has been unable to obtain the necessary financing to conclude the transaction. At March 19, 2004, AmeriChip was in negotiations with a third party to obtain the necessary funds to complete the transaction.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT AMERICHIP INTERNATIONAL INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS
PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                         -----------------------

This  prospectus  does not  constitute an offer to sell, or a solicitation                        ----------------------
of an offer to buy any securities:
                                                                                                        PROSPECTUS

      O    except the common stock offered by this prospectus;
                                                                                                  ---------------------
      O    in any  jurisdiction  in which the offer or solicitation is not authorized;

      O    in any  jurisdiction  where the dealer or other  salesperson is
           not qualified to make the offer or solicitation;                                 81,119,403 SHARES OF COMMON STOCK

      O    to any  person  to whom it is  unlawful  to make  the  offer or solicitation; or
                                                                                               AMERICHIP INTERNATIONAL INC.

      O to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

      O    there  have  been  no  changes  in  the  affairs  of  AmeriChip                             JULY 6, 2004
           International Inc. after the date of this prospectus; or

      O the information contained in this prospectus is correct after the date of this prospectus.

                         -----------------------

Until the date that is two years after the SEC first declares this Registration Statement effective, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION

      Our Articles of Incorporation and Bylaws provide that we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

                Securities and Exchange Commission
                   Registration Fee                           $      750
                Printing and Engraving Expenses               $   12,500
                Accounting Fees and Expenses                  $   10,000
                Legal Fees and Expenses                       $   40,000
                Miscellaneous                                 $   20,000
                                                              --------------
                                                              --------------

                TOTAL                                         $   83,250
                                                              ==============


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      On January 22, 2003 the Company approved a 3 for 1 forward stock split resulting in the Company having issued and outstanding common stock of 20,020,000.

      On February 28, 2003 our Board of Directors signed an Agreement and Plan of Reorganization with AmeriChip Ventures, Inc., ("AVI") of Detroit, Michigan to acquire 100% of the outstanding common stock of AVI pursuant to Section 368 (a)
(1) (B) of the Internal Revenue Code of 1986, as amended, in exchange for 60 million shares of our common stock. On March 22, 2003 the terms of the Agreement and Plan of Reorganization dated February 27, 2003, were consummated pursuant to which we, AVI and AVI shareholders agreed to effect a reorganization under
Section 368 (a) (1) (B) of the Internal Revenue Code of 1986, as amended. Pursuant to the Reorganization Agreement, we acquired all of the issued and outstanding shares of AVI's common stock with the result that AVI is now our wholly owned subsidiary corporation.

      In exchange, for the shares of AVI, we issued 60 million shares common stock to David Howard, our Chairman of the Board of Directors, Marc Walther, our President and Chief Executive Officer, and Ed Rutkowski, a member of our Board of Directors. Each of the foregoing individuals received 20 million shares of common stock and were the sole shareholders of AVI.

      In November 2003, the Company executed a six-month agreement with CEOcast, Inc., to provide consulting services for AmeriChip. CEOcast is entitled to receive $10,000 upon signing the agreement, 300,000 shares of common stock, and $10,000 per month for six months commencing on December 2003.

      In April 2004, the Company issued 5,000,000 shares in connection with the anticipated purchase of APM. Certain conditions with respect to the purchase of APM were not met, and as a result, the escrowed shares are being returned to the Company and the share certificate canceled.

      On May 25, 2004 the Company issued 2,985,075 shares to Cornell Capital pursuant to the terms of the Standby Equity Distribution Agreement between Cornell Capital and the Company. On that same date, the Company issued 149,254 shares to Newbridge Securities pursuant to the terms of the Placement Agent Agreement between the Company and Newbridge Securities.

      Pursuant to the terms of a stock subscription agreement entered into in February 2004, the Company issued in June 2004, 2,900,000 shares to satisfy a private placement for funds provided to the Company.

      Except as otherwise noted, the securities described in this Item were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about AmeriChip to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) The following exhibits are filed as part of this registration statement:

EXHIBIT NO.     DESCRIPTION                                                LOCATION
------------------------------------------------------------------------------------------------------------------------------
2.1             Agreement and Plan of Reorganization                       Incorporated by reference to Exhibit 2.1 to the
                                                                           Registrant's Report on Form 8-K filed on April
                                                                           8, 2003

2.2             Amendment to Agreement and Plan of Reorganization          Incorporated by reference to Exhibit 2.2 to the
                                                                           Registrant's Report on Form 8-K filed on April
                                                                           8, 2003

3.1             Articles of Incorporation                                  Incorporated by reference to Exhibit 3.1 to the
                                                                           Registrant's Registration Statement on Form
                                                                           SB-2 filed on December 4, 2001

3.2             Certificate of Amendment to Articles of Incorporation      Incorporated by reference to Exhibit 3.2 to the
                                                                           Registrant's Registration Statement on Form
                                                                           SB-2 filed on April 15, 2001

3.3             Amended Articles of Incorporation                          Incorporated by reference to Exhibit 3.1 to the
                                                                           Registrant's Report on Form 8-K filed on
                                                                           December 17, 2003

3.4             Certificate of Amendment to Articles of Incorporation      Provided herewith

EXHIBIT NO.     DESCRIPTION                                                LOCATION
------------------------------------------------------------------------------------------------------------------------------

3.5             Amended Bylaws of Registrant                               Incorporated by reference to Exhibit 3.3 to the
                                                                           Registrant's Registration Statement on Form
                                                                           SB-2 filed on April 15, 2001

4.1             2003 Nonqualified Stock Option Plan                        Incorporated by reference to Exhibit 10.01 to
                                                                           the Registrant's Registration Statement on Form
                                                                           S-8 filed on May 26, 2004

5.1             Opinion of Schiff Hardin, LLP                              Provided herewith

10.1            Option Agreement dated November 20, 2000 between the       Incorporated by reference to Exhibit 10.1 to
                Company and Locke B Goldsmith                              the Registrant's Registration Statement on Form
                                                                           SB-2 filed on April 15, 2001

10.2            Amendment to the Option Agreement                          Incorporated by reference to Exhibit 10.2 to
                                                                           the Registrant's Registration Statement on Form
                                                                           SB-2 filed on April 15, 2001

10.3            Executive Consulting Agreement between the Company and     Incorporated by reference to Exhibit 10.3 to
                John H. Taylor dated December 1, 2000                      the Registrant's Registration Statement on Form
                                                                           SB-2 filed on April 15, 2001

10.4            Standby  Equity  Distribution  Agreement,  dated  May 25,  Provided herewith.
                2004, between the Company and Cornell Capital

10.5            Securities Purchase Agreement dated May 25, 2004,          Provided herewith.
                between the Company and Cornell Capital

10.6            Secured  Debenture  issued  by  the  Company  to  Cornell  Provided herewith
                Capital on May 25, 2004

10.7            Security Agreement dated May 25, 2004, between the         Provided herewith
                Company and Cornell Capital

10.8            Placement Agent  Agreement,  dated May 25, 2004,  between  Provided herewith.
                the Company and Newbridge Securities Corporation

10.9            Irrevocable  Transfer Agent  Instructions,  dated May 25,  Provided herewith.
                2004, by and among the Company,  Butler Gonzalez, LLP and
                Pacific Transfer Company

10.10           Registration  Rights  Agreement,   dated  May  25,  2004,  Provided herewith.
                between the Company and Cornell Capital

10.11           Investor  Registration  Rights  Agreement,  dated May 25,  Provided herewith.
                2004,  between the Company and the  Investors  identified
                therein

10.12           Escrow Agreement,  dated May 25, 2004, among the Company,  Provided herewith.
                Butler Gonzalez, LLP and Cornell Capital

EXHIBIT NO.     DESCRIPTION                                                LOCATION
------------------------------------------------------------------------------------------------------------------------------
10.13           Escrow Agreement,  dated May 25, 2004, among the Company,  Provided herewith.
                Butler  Gonzalez,   LLP  and  the  investors   identified
                therein

16.1            Letter from Morgan & Company - Chartered Accountants       Incorporated by reference to Exhibit 16.1 to
                                                                           Registrant's Report on Form 8-K filed on
                                                                           February 17, 2004

21.1            Subsidiaries of Registrant                                 Provided herewith

23.1            Consent of Schiff Hardin LLP                               Contained in Exhibit 5.1

23.2            Consent of Williams & Webster, P.S.                        Provided herewith

24.1            Power of Attorney                                          Included on signature page

----------------

ITEM 28.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Detroit, Michigan.

                                 AMERICHIP INTERNATIONAL INC.

                                 By: /s/ Marc Walther
                                   -------------------------------------------
                                 Name:  Marc Walther
                                 Title: President and Chief Executive Officer
                                 Date:  July 2, 2004


      KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Marc Walther his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



SIGNATURE                       TITLE                                           DATE
---------                       -----                                           ----

/s/ David Howard                Chairman of the Board of Directors              July 2, 2004
--------------------------
David Howard


/s/ Marc Walther                President, Chief Executive Officer,             July 2, 2004
--------------------------      Principal Financial Officer and Director
Marc Walther


/s/ Edward Rutkowski            Director                                        July 2, 2004
--------------------------
Edward Rutkowski